Exhibit 10.11

***Text Omitted and Filed Separately with

the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 230.406.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is entered into as of March 3, 2014 (the “Effective Date”) by and between SANTEN PHARMACEUTICAL CO., LTD., a company organized under the laws of Japan (“Santen”) and TRACON PHARMACEUTICALS, INC., a corporation organized under the laws of the State of Delaware (“Tracon”).

RECITALS

WHEREAS, Tracon has rights to the Antibody (as defined below) known as TRC105, currently being developed for oncology applications;

WHEREAS, Santen is engaged in the research, development and commercialization of pharmaceutical products; and

WHEREAS, Santen desires to obtain from Tracon, and Tracon desires to grant to Santen, an exclusive license under the Licensed Technology to develop and commercialize Products in the Field in the Territory (each as defined below), subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tracon and Santen hereby agree as follows:

1.                                    DEFINITIONS

1.1       “Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a Party or another entity.  For the purpose of this definition, an entity shall be deemed to “control” another entity, if it owns directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such entity, or exercises equivalent influence over such entity.

1.2       “Alternate Compound” shall mean the […***…] version of TRC105 or any fragment, modification or variant of TRC105 that is developed as an alternative, or in addition, to TRC105.

1.3       “Alternate Product” shall mean any pharmaceutical product that comprises or contains any Licensed Form of an Alternate Compound, including any such product that is incorporated into a Delivery Device, alone or in combination with one or more other active ingredient(s), whether packaged together or in the same therapeutic formulation.

1.4       “Antibody” means a molecule or the gene encoding such a molecule comprising or containing at least one immunoglobulin variable domain or parts of such domain.

1.5       “Applicable Laws” shall mean the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Regulatory Approvals) of or from any court, arbitrator, Regulatory Authority or

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governmental agency or authority having jurisdiction over or related to the subject item or subject person, including the FCPA, Export Control Laws and other comparable laws.

1.6       “Bankruptcy Laws” shall have the meaning provided in Section 9.5.

1.7       “Base Sales” shall have the meaning provided in Section 4.3(b)(ii).

1.8       “BLA” shall mean a biologics license application as described in 21 CFR Part 601, et seq. (and any amended or successor regulations), including all amendments and supplements thereto, that is filed with the FDA in order to gain the FDA’s approval to market a Product in the U.S.

1.9       “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to close in the State of California, U.S. or Japan.

1.10     “Change of Control” shall mean either: (a) a sale of all or substantially all of the assets of Tracon, including but not limited to those relating to anti-endoglin Antibody, in one or a series of integrated transactions not in the ordinary course of business to a Third Party; or (b) the acquisition of Tracon by a Third Party by means of any transaction or series of related transactions (including, any stock acquisition, merger or consolidation); in either case, in which transaction or series of transactions the holders of outstanding voting securities of Tracon immediately prior to such transaction do not beneficially own, directly or indirectly, at least fifty (50) % of the combined outstanding voting power of the acquiring entity (or of Tracon if it is the surviving entity in such transaction described in subsection (b)), or its direct or indirect parent entity, immediately after such transaction or series of related transactions.

1.11     “Co-Promotion Right” shall have the meaning provided in Section 3.8.

1.12     “Combination Product” shall mean any Product that contains or comprises both (a) any Compound, and (b) at least one other active ingredient(s), whether packaged together or in the same therapeutic formulation.

1.13     “Commercial Launch” shall mean the first sale by Santen, its Affiliate or Sublicensee to a Third Party for end use or consumption of a Product in a country in the Territory after the governing Regulatory Authority of such country has granted Regulatory Approval of such Product.  For the avoidance of doubt, any sale of a Product for compassionate use, named patient use, clinical trial purposes or other similar uses will not constitute a Commercial Launch.

1.14     “Commercially Reasonable Efforts” shall mean that level of efforts and resources consistent with commercially reasonable practices of a similarly situated specialty pharmaceutical company to perform any activity for a compound or product at a similar stage of research, development or commercialization, taking into account measures of patent coverage, relative safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of such compound or product, the regulatory structure involved, the market potential of such compound or product, industrial standard in manufacturing and supplying

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pharmaceutical products and its components, and other relevant factors, including comparative technical, legal, scientific or medical factors.

1.15     “Competing Product” shall mean a pharmaceutical product containing either (a) the Compound or (b) an Antibody (other than the Compound) having […***…], in either case of clause (a) or (b) with or without one or more other active ingredients, which pharmaceutical product is marketed by a party other than Santen or its Affiliates or Sublicensees, and used in the Field

1.16     “Compound” shall mean (a) TRC105, or (b) any Alternate Compound.

1.17     “Compound Manufacturing IP” shall mean all Information and Patents Controlled by Tracon or its Affiliates as of the Effective Date or during the Term that relate to the manufacture of any Compound, excluding […***…].  Notwithstanding the foregoing, Compound Manufacturing IP shall not include any Information or Patents Controlled by any acquirer of Tracon, or any Affiliate of such acquirer, except for any Information or Patents that are developed by such acquirer or Affiliate through use of Information or Patents that relate to the manufacture of any Compound Controlled by Tracon or its Affiliates (excluding such acquirer or its Affiliates).

1.18     “Compound Manufacturing Patents” shall mean the Patents included in the Compound Manufacturing IP.

1.19     “Confidential Information” shall mean all Information and other proprietary scientific, marketing, financial or commercial information or data, which is generated by or on behalf of a Party or its Affiliates and which one Party or any of its Affiliates has furnished or made available to the other Party or its Affiliates, whether in oral, written or electronic form.

1.20     “Control” (including any variations such as “Controlled” and “Controlling”) shall mean, with respect to any Information, Patents or other intellectual property rights, possession by a Party or Third Party of the right, power and authority (whether by ownership, license or otherwise, other than by virtue of any rights granted under this Agreement) to grant access to, to grant use of, or to grant a license or a sublicense to such Information, Patents or intellectual property rights without violating the terms of any agreement or other arrangement with any Third Party

1.21     “Delivery Device” shall mean any device for the delivery of a product in the Field (excluding syringes or other similar devices that are generally available for purchase).

1.22     “Development Plan” shall have the meaning provided in Section 3.1(b).

1.23     “Disclosing Party” shall have the meaning provided in Section 6.1.

1.24     “Dispute” shall have the meaning provided in Section 11.1.

1.25     “EMA” shall mean the European Medicines Agency and any successor entity thereto.

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1.26     “EU” shall mean the European Union.

1.27     “Export Control Laws” shall mean all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).

1.28     “FCPA” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et. seq.) as amended.

1.29     “FDA” shall mean the U.S. Food and Drug Administration and any successor entity thereto.

1.30     “Field” shall mean the treatment, amelioration, mitigation or prevention of diseases or conditions of the eyes, excluding systemic treatment of cancers of the eye (ocular tumors).

1.31     “First Product” shall have the meaning provided in Section 4.3(e).

1.32     “GAAP” shall mean generally accepted accounting principles in the U.S., or internationally, as appropriate, consistently applied and shall mean the international financial reporting standards (“IFRS”) if a Party uses IFRS.

1.33     “ICC” shall have the meaning provided in Section 11.2(a).

1.34     “IND” shall mean an investigational new drug application, clinical study application, clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority, including any such application filed with the FDA pursuant to 21 CFR Part 312.

1.35     “IND Filing Date” shall have the meaning provided in Section 3.7(a).

1.36     “IND Milestone” shall have the meaning provided in Section 4.2(a).

1.37     “Indemnitee” shall have the meaning provided in Section 10.3.

1.38     “Indemnitor” shall have the meaning provided in Section 10.3.

1.39     “Information” shall mean tangible and intangible techniques, technology, practices, trade secrets, inventions (whether patentable or not), processes, formulations, compounds, products, biological materials, cell lines (it being understood that any rights to use “Information” include the rights to use such cell lines), samples of assay components, media, designs, formulas, ideas, programs, software models, algorithms, developments, experimental

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works, protocols, methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and non-clinical and clinical data and results), compilations of data, other works of analytical and quality control data, results, descriptions, compositions of matter, regulatory submissions, minutes, correspondence and strategy.

1.40     “Initial Product” shall mean any pharmaceutical product that comprises or contains any Licensed Form of TRC105,  including any such product that is incorporated into a Delivery Device, alone or in combination with one or more active ingredient(s), whether packaged together or in the same therapeutic formulation.

1.41     “Initiation” shall mean, with respect to any Phase II Clinical Trial or Phase III Clinical Trial, the first enrollment of a human subject in the respective trial.

1.42     “JDC” shall have the meaning provided in Section 3.3(a).

1.43     “Joint Inventions” shall have the meaning provided in Section 8.1.

1.44     “Joint Patents” shall have the meaning provided in Section 8.1.

1.45     “License” shall mean the license granted under Section 2.1(a) and the sublicense granted under Section 2.1(b).

1.46     “Licensed Form” shall mean any and all dosage forms of a Compound in concentrations and quantities suitable for administration in and around the eyes, even if the same concentration is usable for other purposes.  For clarity, Licensed Form excludes any and all dosage forms of a Compound for administration through systemic delivery, including intravenous, subcutaneous, oral and pulmonary administration.

1.47     “Licensed Know-How” shall mean all Information with respect to any Compound or Product, which Information is Controlled by Tracon as of the Effective Date or by Tracon or any of its Affiliates during the Term and is necessary or useful for (a) the practice of the Licensed Patents, (b) preparing and prosecuting any IND or Regulatory Approval for the Licensed Form of any Compound or for any Product in the Field in the Territory, (c) the development of the Licensed Form of any Compound in the Field in the Territory or the use of the Licensed Form of any Compound in the development, manufacture, marketing, use or sale of any Product in the Field in the Territory, or (d) the development, manufacture, marketing, use or sale of any Product in the Field in the Territory, including all Information included in Compound Manufacturing IP, but excluding all Information […***…].  Notwithstanding the foregoing, Licensed Know-How shall not include any Information Controlled by any acquirer of Tracon, or any Affiliate of such acquirer, except for any Information that is developed by such acquirer or Affiliate through use of Licensed Technology Controlled by Tracon or its Affiliates (excluding such acquirer or its Affiliates).  For clarification, Licensed Know-How does not include any Information, which relates to any active ingredient(s), other than a Compound, in any Combination Product.

1.48     “Licensed Patents” shall mean (a) all Patents set forth on Exhibit A-1, A-2, A-3 and A-4, and (b) all other Patents Controlled by Tracon (including by virtue of the license granted under the RPCI Agreement) or its Affiliates during the Term, which (i) claim the

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composition of matter, manufacture or use in the Field of any Compound or Product or (ii) in the absence of a license or similar right, would be infringed (assuming issuance thereof in the case of any patent application) by (A) the development of the Licensed Form of any Compound in the Field in the Territory or the use of the Licensed Form of any Compound in the development, manufacture, marketing, use or sale of any Product in the Field in the Territory or (B) the development, manufacture, use, import, export, offering for sale or sale of any Product in the Field in the Territory, including all Patents included in Compound Manufacturing IP but excluding […***…].  Notwithstanding the foregoing, Licensed Patents shall not include any Patents Controlled by any acquirer of Tracon, or any Affiliate of such acquirer, except for any Patents developed by such acquirer or Affiliate through use of Licensed Technology Controlled by Tracon or its Affiliates (excluding such acquirer or its Affiliates).  Licensed Patents include Tracon’s ownership interest in Joint Patents. For clarification, Licensed Patents do not include any Patents with respect to any active ingredient(s) in any Combination Product other than a Compound.

1.49     “Licensed Technology” shall mean the Licensed Know-How and Licensed Patents.

1.50     “Lonza” shall mean Lonza Sales AG, a company incorporated and registered in Switzerland, or its successor-in-interest to the Lonza Agreement.

1.51     “Lonza Agreement” shall mean that certain License Agreement, dated June 29, 2009, by and between Lonza and Tracon, as amended in accordance with its terms, attached as Exhibit 1.51.

1.52     “Losses” shall have the meaning provided in Section 10.1.

1.53     “MAA” shall mean an application for the authorization for marketing of a Product, including all amendments and supplements thereto, filed with any Regulatory Authority outside the U.S. (including any supranational agency such as the EMA), to gain approval to market a Product in a given country or group of countries outside the U.S.

1.54     “Net Sales” shall mean the gross amounts invoiced for sales or other dispositions of Products by or on behalf of Santen or any of its Affiliates or Sublicensees (each, a “Selling Party”) to Third Parties (other than Sublicensees), less deductions […***…] by the Selling Party using GAAP applied on a consistent basis for:

(a)	[…***…];

(b)	[…***…];

(c)	[…***…];

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(d)	[…***…];

(e)	[…***…], and

(f)	[…***…].

In no event shall any particular amount, identified above, be deducted more than once in calculating Net Sales (i.e., no “double counting” of reductions).  Sales of Products […***…] shall be excluded from the computation of Net Sales, provided that the […***…] are included in the computation of Net Sales.  Sale, disposal or use of Products for […***…], shall not be deemed a sale hereunder.

In the event that a Product is sold in the form of a Combination Product, Net Sales of the Combination Product shall be determined by multiplying actual Net Sales of the Combination Product (determined by reference to the definition of Net Sales set forth above) during the applicable calendar quarter by the fraction […***…] where A is the […***…], and B is the […***…], in each case during the applicable reporting calendar quarter in the country in which the sale of the Combination Product was made, or if sales of both the Product and the other active ingredient(s) did not occur in such period, then in the most recent calendar quarter in which sales of both occurred.  If the other active ingredient(s) in the Combination Product is not sold separately in said country, Net Sales of the Combination Product shall be determined by multiplying actual Net Sales of such Combination Product (determined by reference to the definition of Net Sales set forth above) during the applicable calendar quarter by the fraction […***…], where A is the […***…], and D is the […***…].  If neither the Product nor the other active ingredient(s) in the Combination Product is sold separately in a given country, the Parties shall determine Net Sales for such Combination Product by mutual agreement based on the relative contribution of the Product and the other active ingredient(s) in the Combination Product.

In the event that a Product is sold together with a Delivery Device for a single sale price, Net Sales of such Product shall be determined by […***…].  If the Delivery Device is not sold separately in a given country, the Parties shall determine Net Sales for such Product sold together with a Delivery Device by mutual agreement based on the relative contribution of the Product and the Delivery Device to the final aggregate value of the Product and Delivery Device sold together.  In no event will less than […***…] percent ([…***…]%) of the total amounts invoiced for a Product and Delivery Device sold together be allocated to the Product. For the avoidance of doubt, with

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respect to the Combination Product sold together with a Delivery Device for a single sale price, the preceding paragraph shall further apply to determine Net Sales thereof.

1.55     “Nondisclosure Agreement” shall mean the Mutual Confidentiality Agreement between the Parties dated December 14, 2011.

1.56     “Party” shall mean Santen or Tracon individually, and “Parties” shall mean Santen and Tracon collectively.

1.57     “Patents” shall mean patents and patent applications, including provisional applications, continuations, continuations-in-part, continued prosecution applications, divisions, substitutions, reissues, additions, renewals, reexaminations, extensions, term restorations, confirmations, registrations, revalidations, revisions, priority rights, requests for continued examination and supplementary protection certificates granted in relation thereto, as well as utility models, innovation patents, petty patents, patents of addition, inventor’s certificates, and equivalents in any country or jurisdiction.

1.58     “Phase I Clinical Trial” shall mean a study in humans which provides for the first introduction into humans of a Product, conducted in normal volunteers or patients to generate information on product safety, tolerability, pharmacological activity or pharmacokinetics, as more fully defined in 21 CFR §312.21(a) or comparable regulations in any country or jurisdiction outside the U.S. (and any amended or successor regulations).

1.59     “Phase II Clinical Trial” shall mean a human clinical trial, the principal purpose of which is to gather an initial assessment of safety and efficacy of one or more particular doses in patients being studied, as more fully defined in 21 C.F.R. §312(b) or comparable regulations in any country or jurisdiction outside the U.S. (and any amended or successor regulations).

1.60     “Phase III Clinical Trial” shall mean a human clinical trial, the principal purpose of which is to gather safety and efficacy data of one or more particular doses in patients being studied that is needed to evaluate the overall benefit and risk relationship of the product and to provide adequate basis for labeling, as more fully defined in 21 C.F.R. §312(c) or comparable regulations in any country or jurisdiction outside the U.S. (and any amended or successor regulations).

1.61     “Phase III Costs” shall have the meaning provided in Section 3.8.

1.62     “PMDA” shall mean the Japanese Pharmaceuticals and Medical Devices Agency and any successor entity thereto.

1.63     “Primary Detail” shall have the meaning provided in Section 3.8(b).

1.64     “Product” shall mean the Initial Product or any Alternate Product.

1.65     “Receiving Party” shall have the meaning provided in Section 6.1.

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1.66     “Regulatory Approval” shall mean any and all approvals, licenses, permits, registrations or authorizations of or from any Regulatory Authority that are necessary to market and sell a pharmaceutical product in any country or other jurisdiction.

1.67     “Regulatory Authority” shall mean any country, federal, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or other jurisdiction.

1.68     “Royalty Term” shall have the meaning provided in Section 4.3(e).

1.69     “RPCI Licensor” shall mean Roswell Park Cancer Institute and Health Research, Inc.

1.70     “RPCI Agreement” shall mean that certain Exclusive License Agreement, dated November 1, 2005, by and between RPCI Licensor and Tracon, as amended in accordance with its terms, attached as Exhibit 1.70.

1.71     “RPCI Patents” shall mean any Patents licensed to Tracon by RPCI Licensor under the RPCI Agreement, which (i) claim the composition of matter, manufacture or use in the Field of any Compound or Product or (ii) in the absence of a license or similar right, would be infringed (assuming issuance thereof in the case of any patent application) by (A) the development of the Licensed Form of any Compound in the Field in the Territory or the use of the Licensed Form of any Compound in the development, manufacture, marketing, use or sale of any Product in the Field in the Territory or (B) the development, manufacture, use, import, export, offering for sale or sale of any Product in the Field in the Territory, including, without limitation, as set forth on Exhibits A-1 and A-3 attached hereto.

1.72     “Santen Fiscal Year” shall mean the twelve (12) month period from April 1 to March 31.

1.73     “Santen Indemnitees” shall have the meaning provided in Section 10.2.

1.74     “Santen Know-How” shall mean all Information relating to (a) the manufacture of any Compound, (b) the development of a Licensed Form of any Compound or the use of the Licensed Form of any Compound in the development, manufacture, marketing, use or sale of a Product, (c) the development, manufacture, marketing, use or sale of any Product, (d) the Santen Patents or (e) the preparation or prosecution of any IND or Regulatory Approval for the Licensed Form of any Compound or for any Product, which Information is Controlled by Santen or its Affiliates during the Term, including all such Information that is developed or generated in the course of development, manufacturing, regulatory or commercialization activities contemplated by this Agreement, provided however, that Santen Know-How shall not include any Information (i) relating to any Delivery Device, (ii) that is Controlled by Santen or its Affiliates prior to the Effective Date or is developed or generated by or on behalf of Santen or its Affiliates outside of the course of development, manufacturing, regulatory or commercialization activities contemplated by this Agreement and without use of any Licensed Technology, or (iii) relating to the use of any active pharmaceutical ingredient other than any Compound or of any excipient to manufacture, develop or use a Compound or a Product.  If Santen or its Affiliate engages a Third

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Party to perform development, manufacturing, regulatory or commercialization activities relating to any Compound or Product as contemplated by this Agreement, Santen and its Affiliates will use commercially reasonable efforts to obtain Control of Information developed or generated by such Third Party through such activities so that it is included in Santen Know-How.

1.75     “Santen Patents” shall mean all Patents Controlled by Santen or its Affiliates during the Term, which Patents claim the composition of matter, manufacture or use of any Compound or Product, including all Patents that claim any discovery or invention relating to (a) the manufacture of a Compound, (b) the development of a Licensed Form of a Compound or use of the Licensed Form of a Compound in the development, manufacturing, marketing, use or sale of a Product or (c) the development, manufacture, marketing, use or sale of a Product, provided however, that Santen Patents shall not include any Patents (i) relating to any Delivery Device, (ii) that are Controlled by Santen or its Affiliates prior to the Effective Date or that claim any discovery or invention developed or generated by or on behalf of Santen or its Affiliates outside of the course of development, manufacturing, regulatory or commercialization activities contemplated by this Agreement and without use of any Licensed Technology, or (iii) claiming the use of any active pharmaceutical ingredient other than a Compound or of any excipient to manufacture, develop or use a Compound or a Product.  If Santen or its Affiliate engages a Third Party to perform development, manufacturing, regulatory or commercialization activities relating to any Compound or Product as contemplated by this Agreement, Santen and its Affiliates will use commercially reasonable efforts to obtain Control of Patents that claim any discovery or invention developed or generated by such Third Party through such activities so that they are included in Santen Patents.  Santen Patents include Santen’s ownership interest in Joint Patents.

1.76     “Santen Technology” shall mean the Santen Know-How and Santen Patents.

1.77     “SEC” shall have the meaning provided in Section 6.4(a).

1.78     “Section 365(n)” shall have the meaning provided in Section 9.5.

1.79     “Selected Sublicense Consideration” shall have the meaning provided in Section 4.4.

1.80     “Sublicensee” shall mean any Third Party to whom Santen has directly or indirectly granted a sublicense under all or any portion of the License.

1.81     “Subsequent Date” shall have the meaning provided in Section 2.3(c).

1.82     “Supply Agreement” shall have the meaning provided in Section 3.4.

1.83     “Term” shall have the meaning provided in Section 9.1.

1.84     “Terminated Countries” shall have the meaning provided in Section 9.2(e).

1.85     “Territory” shall mean all countries of the world.

1.86     “Third Party” shall mean any entity other than Santen and its Affiliates and Tracon and its Affiliates.

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1.87                    “Third Party Claims” shall have the meaning provided in Section 10.1.

1.88                    “Tracon Product” shall mean any pharmaceutical product that comprises or contains any form of a Compound other than a Licensed Form of a Compound, alone or in combination with one or more active ingredient(s), whether packaged together or in the same therapeutic formulation.

1.89                    “Tracon Indemnitees” shall have the meaning provided in Section 10.1.

1.90                    “TRC105” shall mean the chimeric anti-endoglin Antibody known as TRC105, comprising the amino acid sequences set out in Exhibit B.

1.91                    “U.S.” shall mean the United States of America and its territories and possessions.

1.92                    “U.S. Diligence Obligation” shall have the meaning provided in Section 3.7(b).

1.93                    “U.S. Percentage” shall have the meaning provided in Section 3.8(a).

1.94                    “Valid Claim” shall mean a claim contained in (a) an issued and unexpired Patent, which claim has not been found to be unpatentable, invalid, revocable or unenforceable by a decision of a court or other authority of competent jurisdiction in the subject country, which decision is unappealable or unappealed within the time allowed for appeal, and has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise, or (b) a Patent application that has not been irretrievably cancelled, withdrawn, abandoned or rejected.  A Patent application pending for more than […***…] years shall not be considered to have any Valid Claim for purposes of this Agreement unless and until a Patent with respect to such application issues with such claim.

1.95                    “Withdrawal Notice” shall have the meaning provided in Section 3.3(f).

2.                                    LICENSE

2.1                            License Grant.  Subject to the terms and conditions of this Agreement, Tracon hereby grants to Santen:

(a)                              during the Term, (i) an exclusive (even as to Tracon), royalty-bearing license under the Licensed Technology, other than the RPCI Patents and the Compound Manufacturing IP, solely to develop, make, have made, use, promote, sell, offer to sell, import and export Products in the Field in the Territory, and (ii) an exclusive (even as to Tracon), royalty-bearing license under the Compound Manufacturing IP, other than the RPCI Patents, solely to make and have made the Compound for use in the manufacture of Products for development and commercialization uses in the Field in the Territory, subject to the provisions of the Supply Agreement and Exhibit D; and

(b)                             during the Term (or, the term of the RPCI Agreement if such term ends prior to the Term), (i) an exclusive (even as to Tracon, subject to Section 2.2(a)), royalty-bearing sublicense under the RPCI Patents, other than the Compound Manufacturing Patents, solely to

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develop, make, have made, use, promote, sell, offer to sell, import and export Products in the Field in the Territory, and (ii) an exclusive (even as to Tracon, subject to Section 2.2(a)), royalty-bearing sublicense under the RPCI Patents included in the Compound Manufacturing Patents (if any) solely to make and have made the Compound for use in the manufacture of Products for development and commercialization in the Field in the Territory, subject to the provisions of the Supply Agreement and Exhibit D.

Santen acknowledges that the License with respect to the RPCI Patents is subject to the applicable terms and conditions of the RPCI Agreement, and Santen shall comply, and shall cause any of its Affiliates or Sublicensees who are granted a sublicense under the License with respect to RPCI Patents to comply, with the applicable terms and conditions of the RPCI Agreement.

If Santen elects to have the Compound […***…], and Santen agrees to […***…] in manufacturing the Product for development and commercialization in the Field in the Territory under the terms of this Agreement.

Santen acknowledges that the License does not […***…], and that Santen may need to […***…].  In such event, Tracon shall use commercially reasonable efforts to […***…].

2.2                            Sublicense Rights.

(a)                              Right to Sublicense.  Subject to the terms and conditions of this Agreement, Santen shall have the right to grant sublicenses under the License (including, to the extent permitted under the RPCI Agreement, rights sublicensed to Santen under Section 2.1(b)) to (i) any Affiliates of Santen (which sublicenses shall permit the further grant of sublicenses, subject to Section 2.2(a)(ii) with respect to any further sublicense to a Third Party) or (ii) any Third Parties with whom Santen or its Affiliate has a binding written agreement to collaborate on the development and commercialization of Products in the Field in the Territory or the manufacture of Products or the Compound used in the manufacture of Products for use in development and commercialization in the Field in the Territory (which sublicense shall not permit the further grant of sublicenses).  […***…], however, at Santen’s written request, […***…].  Tracon acknowledges and agrees that Santen will control all aspects of the relationship with any Sublicensee, including, without limitation, the terms and conditions of the sublicense granted by

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Santen to such Sublicensee, provided that such sublicense shall comply with the requirements of this Agreement.  Tracon agrees to use commercially reasonable efforts to […***…], within […***…] months of the Effective Date, to […***…].

(b)                             Sublicense Terms.  Any sublicense granted by Santen under this Agreement (directly or indirectly through its Affiliate or […***…] shall be (i) in writing, (ii) subject and subordinate to, and consistent with, the terms and conditions of this Agreement and, with respect to the RPCI Patents, the RPCI Agreement, and (iii) provide that so long as a Sublicensee is in compliance with the sublicense agreement as of the date of termination of this Agreement and the termination of this Agreement was not caused by any act or omission on the part of the Sublicensee, […***…].  Santen shall provide Tracon with a copy of any sublicense agreement entered into with a Sublicensee, and any amendment thereto, within thirty (30) days of its execution […***…]).  Santen shall be liable for the failure of its Affiliates and Sublicensees to comply with the relevant obligations under this Agreement and shall, at its own cost, enforce compliance by its Affiliates and Sublicensees with the terms of the sublicense agreement.

2.3                            Negative Covenants, Other Antibody Products.

(a)                              Licensed Technology.  Santen hereby covenants not to practice, and not to permit or cause any Affiliate, Sublicensee or other Third Party to practice, any Licensed Technology for any purpose except as expressly authorized in this Agreement.  Tracon hereby covenants not to practice, and not to permit or cause any Affiliate, licensee or other Third Party to practice, any Santen Technology for any purpose other than as expressly authorized in this Agreement.

(b)                             Other Antibody Products.

(i)                                  During the Term, Santen hereby covenants not to, itself or through any Affiliate or Third Party, develop, have developed, manufacture, have manufactured, sell, have sold or promote any product in the Field in the Territory that achieves its therapeutic result primarily through binding endoglin, other than Products.  The Parties agree that, upon a Change of Control, the covenants set forth in this Section 2.3(b)(i) shall automatically terminate.

(ii)                              During the Term, Tracon hereby covenants not to, itself or through any Affiliate or Third Party, develop, have developed, manufacture, have manufactured, sell, have sold or promote any anti-angiogenic Antibody, including any Antibody that achieves its therapeutic result primarily through binding endoglin, and any product comprising or containing any such Antibody, in the Field.  The grant of licenses and sublicenses by Tracon pursuant to Section 2.1 and 2.2 and Tracon’s exercise of the Co-Promotion Right pursuant to Section 3.8 of this Agreement will not be considered a breach of the covenant in this Section 2.3(b).  Notwithstanding the foregoing, Tracon shall have the right, itself and through Affiliates and

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Third Parties, to develop, have developed, manufacture, have manufactured, sell, have sold or promote any anti-angiogenic Antibody, including any Antibody that achieves its therapeutic result primarily through binding endoglin, and any products comprising or containing any such Antibody, including Compounds and Tracon Products, outside the Field, and any off-label use of any such products shall not be a violation of this Section 2.3(b) but shall be subject to Section 4.3(b).  The Parties agree that upon a Change of Control, the covenants set forth in this Section 2.3(b)(ii) shall automatically terminate, and for avoidance of doubt, in no event will this Section 2.3(b)(ii) apply to any acquirer of Tracon or any Affiliate of such acquirer; provided that Section 4.3(b) shall apply with respect to any Competing Products sold by Tracon or its Affiliates after a Change of Control.

(c)                               Notice of Change of Control of Tracon.  Tracon shall notify Santen of any Change of Control within twenty (20) days of such event. If, in such Change of Control, Tracon is acquired by an entity, which develops, manufactures, markets or sells […***…] on the effective date of such Change of Control, then the license granted by Santen to Tracon under Section 2.5 shall only include Santen Technology developed prior to the Change of Control (including all Patents arising in the course of prosecution or maintenance of Santen Patents existing as of such date) and not Santen Technology developed after the Change of Control. If the entity that acquired Tracon in such Change of Control develops, manufactures, markets or sells […***…] as of a date after the effective date of such Change of Control (“Subsequent Date”), then (i) such entity shall provide prompt written notice to Santen when it starts such development, manufacturing, marketing or sale, and (ii) the license granted by Santen to Tracon under Section 2.5 shall only include Santen Technology developed prior to the Subsequent Date (including all Patents arising in the course of prosecution or maintenance of Santen Patents existing as of the Subsequent Date) and not Santen Technology developed after the Subsequent Date.

2.4                            No Implied Licenses; Retained Rights.  No right or license under any Patents or Information of either Party is granted or shall be granted by implication.  All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.  Tracon hereby expressly reserves all rights under the Licensed Technology not expressly licensed to Santen in Section 2.1, including all rights with respect to Tracon Products, all rights outside the Field and all rights to make and have made Compounds for use for any purpose other than in the manufacture of Products in the Field for the Territory.  With respect to the RPCI Patents, RPCI Licensor and the U.S. government have retained rights to use the RPCI Patents as provided in the RPCI Agreement.  Santen hereby expressly reserves all rights under the Santen Technology not expressly licensed to Tracon in Section 2.5 (including the limitations set forth in Section 2.3(c)) and, except as set forth in Section 9.3(c)(i), all rights under the Santen Technology to manufacture Products or the Compound used in the manufacture of Products for use in development and commercialization of Products in the Field in the Territory.

2.5                            Grant-Back License to Tracon.  Subject to the terms and conditions of this Agreement including Section 2.3(c), Santen hereby grants to Tracon a non-exclusive, worldwide license, with the right to (a) sublicense to (and permit further sublicenses by) Tracon’s other licensees (including Tracon’s Affiliates) of Licensed Technology outside the Field who agree to grant Tracon a comparable license, with the right to sublicense to Santen (and permit further

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sublicenses by Santen subject to Section 2.2), to Information, Patents or other intellectual property rights related to the Compound or Product under the Control of such licensee (if any) and (b) sublicense to (but not permit further sublicenses by) any Third Party contract manufacturer of Compounds and Tracon Products for Tracon and its Affiliates and licensees, under the Santen Technology solely to develop, make, have made, use, promote, sell, offer to sell, import and export Tracon Products outside the Field and to make and have made Compounds for use in the manufacture of Tracon Products for development and commercialization uses outside the Field.  Such license shall be perpetual and irrevocable (except in the case of termination by Santen pursuant to Section 9.2(a), 9.2(b) or 9.2(c)) and shall be fully-paid and royalty-free unless Tracon’s practice of such Santen Technology creates any payment obligation by Santen to a Third Party, in which case Tracon shall be liable for such payments unless Tracon advises Santen in writing that it does not want a license to the Santen Technology that would create such payment obligation to a Third Party.  Tracon shall provide Santen with a copy of any such sublicense agreement, and any amendment thereto, within thirty (30) days of its execution (provided that Tracon may redact any confidential information contained therein that is not necessary to disclose to ensure compliance with this Agreement).  Tracon shall be liable for the failure of its sublicensees to comply with the relevant obligations under this Agreement and shall, at its own cost, enforce compliance by its sublicensees with the terms of the sublicense agreement.

2.6                            Technology Transfer.

(a)                              Documentation.  During the thirty (30) day period following the Effective Date, Tracon, at its expense, shall provide to Santen one (1) electronic copy of documents, data or other information in Tracon’s possession as of the Effective Date that describe or contain Licensed Know-How.  Tracon shall provide and transfer to Santen in the same manner all additional information that describes or contains Licensed Know-How that may from time to time come into Tracon’s possession and has not previously been provided to Santen (and in any event at least semi-annually).

(b)                             Access to Personnel.  Upon Santen’s request and prior written consent, Tracon shall provide Santen access to Tracon employees and consultants, and those of its contractors (including its contract manufacturers) and licensors, as reasonably necessary to assist in technology transfer to Santen or its contract manufacturer.  Such assistance shall be provided remotely or on-site at Santen’s or its contract manufacturer’s facilities.  Tracon by itself (including its consultants who perform such work for Tracon) shall provide up to a total of […***…] hours of such assistance free of charge, and Santen shall reimburse Tracon for assistance provided by itself (including its consultants who perform such work for Tracon) beyond such […***…] hours at a rate of […***…] U.S. dollars (U.S.$ […***…]) per hour within thirty (30) days after receipt of an invoice therefor, such invoice to be issued by the tenth (10th) day of the month following the end of each calendar quarter.

(c)                               Research and Development Supplies.  Tracon will supply Santen, without cost, with a reasonable quantity of biological materials and chemical reagents necessary for Santen’s research and development of Product provided that such supply does not unreasonably interfere with Tracon’s development and commercial activities.  Materials requested by Santen in writing to be purchased from a Third Party will be reimbursed by Santen

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within thirty (30) days after receipt of an invoice therefor, with reasonable additional supporting documentation as may be requested by Santen.

3.                                    DEVELOPMENT, REGULATORY AND COMMERCIALIZATION MATTERS

3.1                            Development.

(a)                              Conduct of Development Activities.  Santen (itself and through its Affiliates and Sublicensees, as applicable) shall be solely responsible, at its own expense, for all development activities with respect to Products in the Field in the Territory.

(b)                             Development Plan.  As of the Effective Date, the Parties have agreed to a written plan for development of Products in the Field in the U.S., Japan, United Kingdom, France and Germany by Santen (itself and through its Affiliates and Sublicensees, as applicable), including […***…] (such plan, as may be amended in accordance with this Section 3.1(b), the “Development Plan”).  Santen, at its own discretion, may amend the Development Plan from time to time after the Effective Date, depending on the progress of necessary development activities or for business reasons.  Until […***…], Santen will provide Tracon a copy of any amendment to the Development Plan promptly, and in any event within thirty (30) days, after such amendment.  Santen (itself and through its Affiliates and Sublicensees, as applicable) shall use Commercially Reasonable Efforts to develop Products in the Field in the Territory in accordance with the Development Plan.

3.2                            Regulatory.

(a)                              Conduct of Regulatory Activities.  Santen (itself and through its Affiliates and Sublicensees, as applicable) shall be solely responsible, at its own expense, for all regulatory activities with respect to the Products in the Field in the Territory, including formulating regulatory strategy and preparing, filing, obtaining and maintaining Regulatory Approvals for the Products in the Field in the Territory.  Santen shall be the holder of all Regulatory Approvals for Products in the Field in the Territory and shall have responsibility for interactions with Regulatory Authorities with respect to the Products in the Field in the Territory. Santen shall keep Tracon regularly and fully informed of the preparation of, and Regulatory Authority review and approval of, submissions and communications with Regulatory Authorities with respect to the Products in the Field in the Territory.  In addition, Santen shall promptly provide Tracon with copies of all material documents, information and correspondence received from a Regulatory Authority and upon reasonable request, with copies of any other documents, reports and communications from or to any Regulatory Authority relating to Compounds, Products or activities under this Agreement.

(b)                             Access to Regulatory Filings.  Tracon hereby grants to Santen (and its Affiliates and Sublicensees, as applicable) the right to access and cross-reference filings made by Tracon or its Affiliates, by Tracon’s licensors or suppliers (who have granted Tracon cross-

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reference rights to their filings, which Tracon will use commercially reasonable efforts to obtain), and by licensees (who have agreed to reciprocal rights of reference for the benefit of Tracon, which Tracon will use commercially reasonable efforts to obtain) with Regulatory Authorities and Regulatory Approvals relating to Tracon Products (or Compounds included in Tracon Products) (including any drug master files) solely to the extent necessary in connection with regulatory activities with respect to Products in the Field in the Territory.  Santen hereby grants to Tracon and its Affiliates and licensees (who have agreed to reciprocal rights of reference for the benefit of Santen, which Santen will use commercially reasonable efforts to obtain) the right to access and cross-reference filings made by Santen and its Affiliates and Sublicensees and by Santen’s licensors or suppliers (who have granted Santen cross-reference rights to their filings, which Santen will use commercially reasonable efforts to obtain), with Regulatory Authorities and Regulatory Approvals relating to Products (or Compounds included in Products) (including any drug master files) solely to the extent necessary in connection with regulatory activities with respect to Tracon Products.  Each Party shall, promptly upon request of the other Party, file with applicable Regulatory Authorities such letters of access or cross-reference as may be necessary to accomplish the intent of this Section 3.2(b).

(c)                               Safety Data Exchange.  Within twelve (12) months following the Effective Date, but at the latest before the start of a clinical trial by Santen, the Parties shall negotiate in good faith and enter into a safety data exchange agreement regarding Compounds and Products and Tracon Products, which shall set forth standard operating procedures governing the collection, investigation, reporting, and exchange of information concerning adverse drug reactions/experiences sufficient to permit each Party to comply with its regulatory and other legal obligations within the applicable timeframes.  Such safety data exchange agreement shall identify which Party shall be responsible for the timely reporting of all relevant adverse drug reactions/experiences, Product quality, Product complaints and safety data relating to Compounds and Products and Tracon Products to the appropriate Regulatory Authorities in the Territory in accordance with all Applicable Law.  Such agreement shall allow each Party to comply with all regulatory and legal requirements regarding the management of safety data by providing for the exchange of relevant information in the appropriate format within applicable timeframes.  Unless otherwise mutually agreed by the Parties, Tracon shall maintain a global safety database for Compounds and Tracon Products, and Santen shall maintain one or more safety database(s) for Products covering the entire world.

3.3                            Governance

(a)                              Joint Development Committee.  The Parties will form a joint development committee (the “JDC”) to serve as a forum for information exchange and discussion with respect to development and regulatory activities relating to Compounds and Products in the Field in the Territory.

(b)                             Composition.  The JDC will be comprised of an equal number of members appointed by each of Santen and Tracon, which members shall be employees of the applicable Party with appropriate experience and authority.  Each Party will notify the other Party of its initial JDC members within thirty (30) days after the Effective Date.  Each Party may change its JDC members at any time by written notice to the other Party, which may be delivered at a scheduled meeting of the JDC.  Any member of the JDC may designate a substitute to attend

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and perform the functions of that member at any meeting of the JDC.  The JDC shall appoint one (1) of its members as chairman, whose role shall be to convene and preside at meetings of the JDC, but the chairman shall not be entitled to prevent items from being discussed.  Each Party may, with the consent of the other Party, such consent not to be unreasonably withheld or delayed, invite non-member representatives of such Party to attend meetings of the JDC. Santen may dissolve the JDC with a written notice to Tracon any time upon the latest date of receipt by Santen or its Affiliate or Sublicensee of Regulatory Approval for the first Product among the U.S., Japan, and the first of United Kingdom, France or Germany.

(c)                               Responsibilities.  The JDC shall, unless as otherwise agreed to by the Parties:

(i)                                  periodically review the results of the Development Plan to ensure, to the extent reasonably practical, compliance with obligations under this Agreement;

(ii)                              review protocols for any clinical studies and regulatory filings for Compounds and Products in the Field in the Territory;

(iii)                          facilitate the exchange between the Parties of information regarding development and regulatory activities with respect to Products and Tracon Products;

(iv)                          review the publication strategy with respect to Products and Tracon Products in the Field in the Territory; and

(v)                              perform such other duties as are specifically assigned by the Parties to the JDC in this Agreement.

(d)                             Meetings.  The JDC will hold a meeting every six (6) months or sooner, if needed, as reasonably agreed to by the Parties.  Such meetings may be in person, via videoconference, or via teleconference.  The location of in-person JDC meetings will be determined by the Parties.  At least seven (7) Business Days prior to each JDC meeting, each Party shall provide written notice to the other Party of agenda items proposed by such Party for discussion at such meeting, together with appropriate information related thereto.  Reasonably detailed written minutes will be kept of all JDC meetings.  Meeting minutes will be prepared by the Party at whose office such meeting is held and sent to each member of the JDC for review and approval within ten (10) Business Days after the meeting.  Minutes will be deemed approved unless a member of the JDC objects to the accuracy of such minutes within fifteen (15) Business Days of receipt.

(e)                               Decisions.  The Parties agree that the JDC shall have no decision-making authority with respect to any matters related to this Agreement, the Development Plan or Santen’s development and commercialization activities.

(f)                                Withdrawal.  At any time during the Term and for any reasonable reason, Tracon shall have the right to withdraw from participation in the JDC upon written notice to Santen, which notice shall be effective immediately upon receipt (“Withdrawal Notice”).  Following the issuance of a Withdrawal Notice and subject to this Section 3.3(f), Tracon’s representatives to the JDC shall not participate in any meetings of the JDC.  If, at any time,

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following the issuance of a Withdrawal Notice, Tracon wishes to resume participation in the JDC, Tracon shall notify Santen in writing and, thereafter, Tracon’s representatives to the JDC shall be entitled to attend any subsequent meeting of the JDC and to participate in the activities of, the Committees as provided in this Article 3 as if a Withdrawal Notice had not been issued by Tracon.  Following Tracon’s issuance of a Withdrawal Notice, unless and until Tracon resumes participation in the JDC in accordance with this Section 3.3(f):  (i) all meetings of the JDC shall be held at Santen’s facilities; and (ii) Tracon shall have the right to continue to receive the minutes of the JDC meetings, but shall not have the right to approve the minutes for any JDC meeting held after Tracon’s issuance of a Withdrawal Notice.  In any event, Tracon’s withdrawal shall not impair Santen’s rights to receive technology transfer under Section 2.6.

3.4                            Manufacture and Supply.  During the Term, Tracon shall, or shall cause […***…], to supply the Compound to Santen as ordered by Santen from time to time, subject to the terms of this Section 3.4.  Santen agrees to purchase Compounds manufactured by […***…] for use in manufacturing Products for […***…], pursuant to a written supply agreement, which shall be separately discussed and agreed in good faith by the Parties (the “Supply Agreement”), and will include the terms set forth on Exhibit D.  Santen may purchase Compounds manufactured by […***…] for use in manufacturing Products for […***…], pursuant to a written supply agreement, which shall be separately discussed and agreed in good faith by Santen with Tracon or […***…].

3.5                            Commercialization.  Santen (itself and through its Affiliates and Sublicensees, as applicable) shall be solely responsible, at its own expense, for commercialization of Products in the Field in the Territory.

3.6                            Compliance with Applicable Laws.  Each Party shall conduct, and shall require its Affiliates and Sublicensees and other licensees, and if applicable Third Party contract manufacturers, including Lonza, to conduct, all development, regulatory, manufacturing and commercialization activities with respect to Compounds and Products or Tracon Products (as applicable) in the Territory in compliance with all Applicable Laws, including good scientific and clinical practices under the Applicable Laws of the country in which such activities are conducted.

3.7                            Diligence.

(a)                              Development and Regulatory.  Santen (itself and through its Affiliates and Sublicensees, as applicable) shall use Commercially Reasonable Efforts to develop a Product in the Field in the Territory, including conducting development activities in accordance with the Development Plan, and to obtain Regulatory Approvals of Products in the Field in the Territory.  Without limiting the foregoing, Santen and Tracon will agree on a date by which Santen will file an IND for the Initial Product in the Field with the FDA (the “IND Filing Date”), based on an agreed upon set of activities to be undertaken collaboratively by the Parties following the Effective Date.  In the event that Santen does not file such IND by the IND Filing Date, Santen can extend the date provided that Santen can show reasonable progress toward meeting the IND Filing Date.

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(b)                             Commercialization.  Following receipt of Regulatory Approval for any Product in the Field in any country or other regulatory jurisdiction in the Territory, Santen (itself and through its Affiliates and Sublicensees, as applicable) shall use Commercially Reasonable Efforts to commercialize such Product in the Field and meet market demand for such Product in the Field in such country or other jurisdiction.  Without limiting the foregoing, Santen (i) agrees to establish and maintain sufficient resources to be able to commercialize Products in the Field in the Territory, and (ii) with regards to commercialization of Products in the Field in the U.S., will put in place and maintain the personnel as described in Exhibit C (the “U.S. Diligence Obligation”).

3.8                            Tracon Co-Promotion Right.  If Santen does not meet the U.S. Diligence Obligation, then Tracon shall […***…] have the right to co-promote Products in the Field in the U.S. with Santen (the “Co-Promotion Right”), as set forth in this Section 3.8.  Tracon may exercise the Co-Promotion Right at any time during the period commencing […***…] months prior to the Estimated BLA Filing Date and ending […***…] months following the Actual BLA Filing Date, as such terms are defined in Exhibit C, by notifying Santen of such exercise in writing.  Santen shall notify Tracon in writing of the Estimated BLA Filing Date at least […***…] months prior to the Estimated BLA Filing Date and of the Actual BLA Filing Date within […***…] days after the Actual BLA Filing Date.  Santen shall provide Tracon written notice, as promptly as possible following the Estimated BLA Filing Date and in any event no later than the Actual BLA Filing Date, a reasonably detailed summary of the Phase III Clinical Trial development costs that enabled filing of a BLA in the U.S. (the “Phase III Costs”).  In the event that Tracon does not exercise the Co-Promotion Right as provided in this Section 3.8, Tracon shall have no right to promote Product in the Field in the U.S. with Santen, and Santen shall have no further obligation with respect to the Co-Promotion Right.  In the event that Tracon exercises the Co-Promotion Right as provided in this Section 3.8, within […***…] days following such exercise of the Co-Promotion Right, Tracon and Santen shall negotiate in good faith and enter into a co-promotion agreement incorporating the following terms and such other terms agreed to by the Parties (such negotiation period may be extended upon mutual written agreement):

(a)                              Tracon shall pay to Santen (or reimburse Santen for, if Phase III Clinical Trial development is complete) a specific percentage up to […***…] percent ([…***…]%) as specified in the written notice from Tracon exercising the Co-Promotion Right (the “U.S. Percentage”) of Phase III Costs ; provided that […***…].  At the JDC meetings, Santen will keep Tracon informed on such planned and actual costs.  In the event Santen conducts […***…], and Tracon elects to exercise its Co-Promotion Right, Tracon shall reimburse Santen the U.S. Percentage of Santen’s costs of such trials according to a mutually agreed budget for such costs;

(b)                             Tracon shall have the right to co-promote Product in the Field in the U.S. by making the U.S. Percentage of total Primary Details annually with respect to Products in the Field in the U.S., as measured on a per physician call basis.  A “Primary Detail” shall mean, with respect to a Product, a face-to-face one-on-one presentation regarding the features and benefits of such Product, its contraindications, approved uses and other pertinent information by

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a sales representative to a vitreo-retinal specialist, during which a promotional message involving such Product is the most prominent item presented and comprises approximately […***…] of the time and cost of such presentation.  For the avoidance of doubt, a Primary Detail shall not include (i) a reminder presentation or a sample drop or (ii) a presentation to groups, medical conventions or institutions;

(c)                               the Parties shall prepare a marketing plan regarding co-promotion of Products in the Field in the U.S. within a reasonable amount of time after Tracon’s exercise of the Co-Promotion Right as provided in this Section 3.8;

(d)                             the Parties shall govern the co-promotion relationship through a joint commercialization committee to be established within a reasonable amount of time after Tracon’s exercise of the Co-Promotion Right as provided in this Section 3.8, the details of such committee to be agreed upon by the Parties;

(e)                               upon the exercise of the Co-Promotion Right, […***…] shall bear […***…] in connection with the performance of its obligations under this Section 3.8 and the obligations set forth in the co-promotion agreement, and […***…] shall bear […***…] in connection with marketing and sales of Products in the Field in the U.S., including but not limited to, cost relating to post-Regulatory Approval clinical trials of a Product in the Field, whether or not required by the FDA, but subject to Section 3.8(a);

(f)                                Tracon shall receive the U.S. Percentage of profits from sales of Products in the Field in the U.S., but shall not also receive royalties on such sales;

(g)                              Tracon shall pay its share of Phase III Costs (as described in Section 3.8(a) above) with […***…] percent ([…***…]%) paid […***…], and the remainder […***…]; provided, however, that the entire amount of Tracon’s share of Phase III Clinical Trial development costs must be paid to Santen within […***…] years of […***…]; and

(h)                             If Tracon fails to meet any of its obligations set forth in this Section 3.8 or any other obligations set forth in the co-promotion agreement (after notice and a reasonable cure period), Tracon shall have no right to co-promote Product in the Field in the U.S. with Santen, and Santen shall have no further obligation with respect to the Co-Promotion Right.

3.9                            Disclosure of Santen Efforts.  Until receipt by Santen or its Affiliate or Sublicensee of Regulatory Approval in the U.S., Japan, and the first of United Kingdom, France or Germany, Santen shall keep Tracon appropriately informed about Santen’s research, development, clinical trial progress and commercialization efforts with respect to Products (including Compounds contained in such Products) in the Field in those countries.  Without limiting the generality of the foregoing, Santen shall provide Tracon with prompt written notice of the following:

(a)                              Filing of an IND for any Product;

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(b)                             initiation of a Phase II Clinical Trial or Phase III Clinical Trial of any Product;

(c)                               termination of development of any Product;

(d)                             filing of any BLA or MAA for any Product;

(e)                               receipt of approval of any BLA or MAA for any Product; and

(f)                                any other significant development or commercialization plans, activities or results with respect to Products in the Field.

4.                                    PAYMENTS

4.1                            Upfront Fee.  Santen shall make a one-time, non-refundable, non-creditable payment to Tracon of U.S.$10,000,000 within five (5) Business Days after the Effective Date.

4.2                            Milestone Payments.

(a)                              Initial Product.  Within thirty (30) days following the first occurrence of each of the events set forth below for the first Initial Product (and, as applicable pursuant to Section 4.2(b) and (c), Alternate Product), Santen shall pay to Tracon each of the non-refundable, non-creditable milestone payments set forth below when such milestone is achieved by Santen or any of its Affiliates or Sublicensees:

Milestone Event	Milestone Payment
[…***…]	U.S.$[…***…]
[…***…]	U.S.$[…***…]
[…***…]	U.S.$[…***…]
[…***…]	U.S.$[…***…]
[…***…]	U.S.$[…***…]
[…***…]	U.S.$[…***…]
[…***…]	U.S.$[…***…]
[…***…]	U.S.$[…***…]
[…***…]	U.S.$[…***…]

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[…***…]	U.S.$[…***…]
[…***…]	U.S.$[…***…]
[…***…]	U.S.$[…***…]
[…***…]	U.S.$[…***…]
[…***…]	U.S.$[…***…]
Total Potential Milestone Payments	U.S.$155,000,000

* If Santen […***…], Santen will notify Tracon in writing no later than sixty (60) days after the date of the […***…] whether Santen (a) will […***…] or (b) will […***…].  If such notice indicates that Santen will […***…], then such notice shall be deemed as an achievement of milestone for […***…] for the purpose of this Section 4.2(a).

(b)                             Replacement of Initial Product with Alternate Product.  If Santen or its Affiliate or Sublicensee terminates development of the Initial Product and commences development of an Alternate Product as a replacement for the Initial Product, then Santen shall pay to Tracon the milestone payments corresponding to the milestone events with respect to such replacement Alternate Product only for those milestone events that have not already been achieved with respect to the Initial Product.

(c)                               Milestone Payments for Alternate Products.  If Santen or its Affiliate or Sublicensee develops an Alternate Product in addition to the Initial Product, then Santen shall pay to Tracon all applicable milestone payments as set forth in Section 4.2(a) for both the first Alternate Product and the first Initial Product.

4.3                            Royalty Payments.

(a)                              Royalty Rate.  Subject to the terms and conditions of this Agreement, Santen shall pay to Tracon royalties as set forth below on aggregate annual Net Sales in a Santen Fiscal Year (whether such aggregate annual Net Sales are achieved by Santen or any of its Affiliates or Sublicensees), provided however, for so long as Tracon receives the U.S. Percentage of profits from sales of Product in the U.S. under Section 3.8, Santen shall not pay to Tracon royalties on such sales and the Parties will discuss and agree in good faith to an appropriate adjustment to the tiers of aggregate annual Net Sales to take into account the fact that sales of Product in the U.S. are excluded:

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Aggregate Annual Net Sales	Royalty Rate
For that portion of aggregate annual Net Sales in a Santen Fiscal Year that is less than or equal to U.S.$[…***…]	[…***…]%
For that portion of aggregate annual Net Sales in a Santen Fiscal Year that is greater than U.S.$[…***…] and less than or equal to U.S.$[…***…]	[…***…]%
For that portion of aggregate annual Net Sales in a Santen Fiscal Year that is greater than U.S.$[…***…]	[…***…]%

(b)                             Adjustment for Competing Product.

(i)                                  On a country-by-country basis and Product-by-Product basis, if:

(A)                          as of the anticipated date of Commercial Launch in a given country, there are or expected to be sales of any Competing Product(s) by anyone other than Santen or its Affiliates or Sublicensees, and

(B)                           Santen provides written documentation to Tracon demonstrating that (I) such Competing Product(s) is approved and marketed for use in the Field in such country or is being prescribed for use in the Field in such country, as measured by reputable published data for such country (e.g. by reference to prescription data collected by IMS) or as otherwise mutually agreed and that (II) […***…], then the Royalty Rate with respect to such Product in such country shall be reduced by […***…] percent ([…***…]%) for purposes of calculating the royalty payment under Section 4.3(a); provided that any such reduction based on any sales of a Competing Product that contains a Compound by anyone other than Santen or its Affiliates or Sublicensees shall end at the time any of the Licensed Patents is enforced to stop sales of such Competing Product.

(ii)                              On a country-by-country basis and Product-by-Product basis, if:

(A)                          after the Commercial Launch in such country, sales of any Competing Product(s) by anyone other than Santen or its Affiliates or Sublicensees,

(B)                           Santen provides written documentation to Tracon demonstrating that such Competing Product(s) is approved and marketed for use in the Field in such country or is being prescribed for use in the Field in such country, as measured by reputable published data for such country (e.g. by reference to prescription data collected by IMS) or as otherwise mutually agreed, and

(C)                          such sales of all Competing Products result in a reduction by […***…] percent ([…***…]%) or more in gross sales of the applicable Product by Santen and

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24.

its Affiliates and Sublicensees compared to Base Sales in such country for […***…], as measured by reputable published marketing data for such country (e.g. by reference to sales data collected by IMS) or as otherwise mutually agreed, then thereafter the Royalty Rate with respect to such Product in such country shall be reduced by […***…] percent ([…***…]%) for purposes of calculating the royalty payment under Section 4.3(a); provided that any such reduction based any sales of a Competing Product that contains a Compound by anyone other than Santen or its Affiliates or Sublicensees shall end at the time any of the Licensed Patents is enforced to stop sales of such Competing Product.  The term “Base Sales” shall mean the average amount of total quarterly gross sales of such Product by Santen and its Affiliates and Sublicensees for the […***…] immediately preceding such given calendar quarters.  In addition to the foregoing, in the event that […***…], as measured by reputable published data for such country (e.g. by reference to prescription data collected by IMS) or as otherwise mutually agreed, […***…].

(c)                               Existing Third Party Payment Obligations.  In addition to the royalties payable by Santen pursuant to Section 4.3(a), Santen agrees to pay to Tracon all royalty payments due and payable by Tracon under the RPCI Agreement and under the Lonza Agreement with respect to the manufacture, use, marketing, distribution, import, export, offer for sale, promotion or sale of Products in the Field in the Territory by Santen and its Affiliates and Sublicensees in accordance with the terms of the RPCI Agreement and the Lonza Agreement, respectively.  For the avoidance of doubt, Santen has no obligation to pay royalties due and payable by Tracon under (i) the RPCI Agreement if Santen does not use any RPCI Patents or any Licensed Patents described on Exhibit A-2 and (ii) the Lonza Agreement if Santen does not use any Information or Patents licensed to Tracon under the Lonza Agreement.  […***…], and if Tracon amends the RPCI Agreement or the Lonza Agreement to […***…], whether for inside or outside the Field, or both, […***…].  For the avoidance of doubt, royalty payments under the RPCI Agreement shall be payable until the expiration of the last-to-expire of the Patents on Exhibits A-1, A-2 and A-3 that covers, in whole or in part, the developing, making, using, selling, offering to sell or importing any Product then being sold by Santen, its Affiliates or Sublicensees, or the Compound therein.

(d)                             Payments to Third Parties.  Santen shall be responsible for all payments owed to any Third Party for any Patents, Information or other intellectual property rights licensed or acquired after the Effective Date (other than under the RPCI Agreement and the Lonza Agreement), which are necessary or useful to use, sell, offer for sale or import any Product in the Field in the Territory.  If, during the Term, Santen determines that it is necessary to license or acquire from any Third Party any issued patent in order to practice the Licensed Patents for the development, manufacturing or commercialization of any Product in the Field in any country, an amount up to […***…] percent ([…***…]%) of any royalties paid to such Third Party in respect of a Product in such country shall be deducted from royalties otherwise due to Tracon with respect to such Product in such country under this Agreement; provided that in no event

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25.

shall the effect of such deduction and the adjustment in Section 4.3(b) reduce the royalties otherwise payable to Tracon in respect of such Product in such country (prior to giving effect to any such deduction and adjustment) by more than an amount equal to […***…] percent ([…***…]%) in any calendar quarter.  Any amount of royalties paid to such Third Party which is entitled to be deducted under this Section 4.3(d) but is not deducted as a result of the foregoing limitation shall be carried over and applied against royalties payable to Tracon in respect of such Product in such country in subsequent calendar quarters until the full deduction is taken.

(e)                               Royalty Term.  Royalty payments pursuant to this Section 4.3 shall be payable beginning upon Commercial Launch of the First Product (as defined below) in a given country and continuing on a country-by-country basis with respect to all the Products containing TRC105 (with respect to the First Product containing TRC105) or all the Products containing Alternate Compound (with respect to the First Product containing Alternate Compound), as applicable, sold by Santen or its Affiliates or Sublicensees until the later of (i) 12 years after the date of Commercial Launch of the applicable First Product in the applicable country or (ii) expiration of the last-to-expire Valid Claim within the Licensed Patents that covers Products or the Compound contained therein, or the use of such Product or Compound in the Field, in such country (the “Royalty Term”).  For purposes of calculating Royalty Term under this Section 4.3(e), the “First Product” shall mean with respect to (i) all the Products containing TRC105 in a given country, the first Product containing TRC105 that is Commercially Launched in such country, and (ii) all the Products containing Alternate Compound in a given country, the first Product containing Alternate Compound that is Commercially Launched in such country.

(f)                                Adjustment for Joint Patents.  On a country-by-country basis and Product-by-Product basis, if, after royalties have been paid with respect to a Product in a country for the full Royalty Term (excluding for this purpose only Valid Claims of any Joint Patents), and the only Patents that cover such Product or the Compound contained therein, or the use of such Product or Compound in the Field, in such country are Joint Patents, then the royalty rate payable with respect to such Product in such country for the remaining Royalty Term (i.e. until expiration of the last-to-expire Valid Claim within such Joint Patents) shall be reduced by […***…] percent ([…***…]%) for purposes of calculating the royalty payment under Section 4.3(a).

4.4                            Sublicense Fees.  Santen shall pay to Tracon […***…] percent ([…***…]%) of up-front payments […***…], and of payments for achievement of milestones […***…] other than […***…], received by Santen or its Affiliates from a Sublicensee for a sublicense granted under all or any portion of the License (“Selected Sublicense Consideration”).  No payment shall be due from Santen to Tracon with respect to any other amounts received by Santen from a Sublicensee.  Payments based on Selected Sublicense Consideration shall be made to Tracon within thirty (30) days following the receipt of such Selected Sublicense Consideration.  If Santen receives from any Sublicensee any Selected Sublicense Consideration in a form other than cash payments, Santen shall pay Tracon the payment required by this Section 4.4 in cash based on the fair market value of such payment as of the date of receipt.  In the event that Selected Sublicense Consideration is paid for the […***…]),

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Santen shall pay Tracon the greater of (a) the payment due under this Section 4.4 with respect to such Selected Sublicense Consideration, or (b) the […***…], but not both.

5.                                    PAYMENT; RECORDS; AUDITS

5.1                            Payment; Reports.  Royalties shall be calculated and reported for each calendar quarter.  A report of Net Sales in sufficient detail to permit confirmation of the accuracy of the payment due, including, on a country-by-country basis, the number of Products sold, the gross sales and Net Sales of such Products, the royalties payable, the method used to calculate the royalties, the exchange rates used and any adjustments to royalties payable in accordance with Section 4.3 shall be due to Tracon within forty five (45) days of the end of each calendar quarter, and all payments due to Tracon under this Agreement shall be paid within thirty (30) days after the date of such report, unless otherwise specifically provided herein, including Section 4.3(c).

5.2                            Exchange Rate; Manner and Place of Payment.  All payments hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required, such conversion shall be at an exchange rate equal to the average of the daily rates of exchange for the currency of the country from which the royalty payments are payable based on the TTM rate of Tokyo Mitsubishi UFJ bank, during the calendar quarter for which a payment is due.  All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank account designated in writing by Tracon, unless otherwise specified in writing by Tracon.

5.3                            Income Tax Withholding.  Tracon will pay any and all taxes levied on account of any payments made to it under this Agreement.  If any taxes are required to be withheld by Santen from any payment made to Tracon under this Agreement, Santen will (a) deduct such taxes from the payment made to Tracon, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to Tracon and certify its receipt by the taxing authority within thirty (30) days following such payment. For purposes of this Section 5.3, each Party agrees to provide the other with reasonably requested assistance to enable the due deduction by the paying Party and appropriate recovery by the other Party, which assistance includes, but is not limited to, provision of any tax forms and other information that may be reasonably necessary in order for the paying Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.

5.4                            Restrictions on Fund Transfers.  In the event that, by reason of Applicable Law in any country, it becomes impossible or illegal, after reasonable efforts by Santen to do so, for Santen or its Affiliate to transfer, or have transferred on its behalf, payments owed Tracon hereunder, Santen will promptly notify Tracon of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of Tracon in a recognized banking institution designated by Tracon.

5.5                            Records; Audits.  Santen shall keep, and require Sublicensees to keep, complete, fair and true books of accounts and records for the purpose of determining the amounts payable to Tracon pursuant to this Agreement.  Such books and records shall be kept for such period of time required by law, but no less than four years following the end of the calendar quarter to

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which they pertain.  Tracon shall have the right to cause an independent, certified public accountant reasonably acceptable to Santen to audit such records to confirm Net Sales, royalties and other payments for a period covering not more than four (4) years following the calendar quarter to which they pertain.  Such audits may be exercised during normal business hours upon reasonable prior written notice to Santen.  Prompt adjustments shall be made by the Parties to reflect the results of such audit.  Tracon shall bear the full cost of such audit unless such audit discloses an underpayment by Santen of more than five percent (5%) of the amount of royalties or other payments due under this Agreement for any applicable calendar quarter, in which case, Santen shall bear the cost of such audit and shall promptly remit to Tracon the amount of any underpayment. Any overpayment by Santen revealed by an audit shall be fully-creditable against future payment owed by Santen to Tracon (and if no further payments are due, shall be refunded by Tracon at the request of Santen).

5.6                            Late Payments.  In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the prime rate (as defined in the U.S. Federal Reserve Bulletin H.15 or any successor thereto) on the last business day of the applicable quarter prior to the date on which such payment is due, plus […***…] percent ([…***…]%) per annum; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate.  The payment of such interest shall not limit Tracon from exercising any other rights it may have as a consequence of the lateness of any payment.

6.                                    CONFIDENTIALITY AND PUBLICATION

6.1                            Confidential Information.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party (in such capacity, the “Receiving Party”) agrees that, during the Term and for […***…] years thereafter, it shall keep confidential and shall not publish or otherwise disclose to any Third Party, and shall not use for any purpose, other than as expressly provided for in this Agreement or any other written agreement between the Parties, any Confidential Information furnished or made available to it by or on behalf of the other Party (in such capacity, the “Disclosing Party”).  The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its, and its Affiliates’, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information.  The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

6.2                            Exceptions.  Confidential Information shall not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (b) is known by the Receiving Party and/or any of its Affiliates at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party and/or any of its Affiliates by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party and/or any of its Affiliates, without the use of Confidential Information of the Disclosing Party.

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6.3                            Authorized Disclosure.  Notwithstanding the provisions of Section 6.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)                              filing or prosecuting Patents as permitted by this Agreement;

(b)                             enforcing such Party’s rights under this Agreement;

(c)                               prosecuting or defending litigation as permitted by this Agreement;

(d)                             complying with applicable court orders or governmental regulations;

(e)                               disclosure to Affiliates, actual and potential licensees and Sublicensees, employees, consultants, contractors or agents of the Receiving Party who have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential licensee or Sublicensee, employee, consultant or agent agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this Article 6;

(f)                                in the case of Tracon as the Receiving Party, disclosure to RPCI Licensor to the extent required to comply with the RPCI Agreement and to Lonza to the extent required to comply with the Lonza Agreement, provided such parties are bound by terms of confidentiality and non-use comparable in scope to those set forth in this Article 6 and Tracon shall be responsible for the acts and omissions of such parties with respect thereto; and

(g)                              disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by similar terms of confidentiality and non-use comparable in scope to those set forth in this Article 6.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 6.3(c) or Section 6.3(d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts.  In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

6.4                            Public Announcements.

(a)                              Press Releases.  As soon as practicable following the date hereof, the Parties shall each issue a mutually agreed to press release announcing the existence of this Agreement.  Except as required by Applicable Laws (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”) or any stock exchange on which securities issued by a Party or its Affiliates are traded), neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written

29.

consent of the other, which shall not be unreasonably withheld or delayed; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other Party pursuant to this Section 6.4 and which do not reveal non-public information about the other Party.  In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

(b)                             Filing of this Agreement.  The Parties will coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC or any stock exchange or governmental agency on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to the SEC or any stock exchange or other governmental agency, as the case may be, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies.  Other than such obligation, neither Party (or its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC or any stock exchange or other governmental agency.

6.5                            Publication.  At least ten (10) Business Days prior to publishing, publicly presenting, and/or submitting for written or oral publication a manuscript, abstract or the like that includes Information relating to any Compound or Product that has not been previously published, each Party shall provide to the other Party a draft copy thereof for its clinical review (unless such Party is required by law to publish such Information sooner, in which case such Party shall provide such draft copy to the other Party as much in advance of such publication as possible).  The publishing Party shall consider in good faith any comments provided by the other Party during such ten (10) Business Day period.  In addition, the publishing Party shall, at the other Party’s reasonable request, remove therefrom any Confidential Information of such other Party.  The contribution of each Party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.  Notwithstanding the foregoing, after the Commercial Launch, Santen may, without providing a draft copy to Tracon, publish any Information relating to the Product in the Field, which is not provided by Tracon hereunder.

6.6                            Prior Non-Disclosure Agreement.  As of the Effective Date, the terms of this Article 6 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement, including the Nondisclosure Agreement.  Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information for purposes of this Agreement.

6.7                            Equitable Relief.  Given the nature of the Confidential Information and the competitive damage that would result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages would

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not be a sufficient remedy for any breach of this Article 6.  In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 6.

7.                                    REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY

7.1                            Mutual Representations and Warranties.  Each Party represents and warrants to the other that, as of the Effective Date:

(a)                              it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)                             it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and

(c)                               this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.2                            Additional Tracon Representations, Warranties and Covenants.  Tracon represents, warrants and covenants to Santen, as of the Effective Date, as follows:

(a)                              Tracon has (i) sufficient legal or beneficial title, ownership or license rights in or to the Licensed Technology to grant the License to Santen as purported to be granted pursuant to this Agreement, including Santen’s rights to sublicense as described in Section 2.2(a); and (ii) no Third Party (other than the RPCI Licensor) has taken any action before the United States Patent and Trademark Office, or any counterpart thereof outside the U.S., claiming legal or beneficial ownership of or license to any of the Licensed Patents; there is no Compound Manufacturing IP as of the Effective Date;

(b)                             Tracon has not as of the Effective Date, and will not during the Term, grant any right to any Third Party under the Licensed Technology in the Field or that would otherwise conflict with the rights granted to Santen hereunder;

(c)                               Tracon has not received any notice from a Third Party alleging that (i) the practice of the Licensed Technology infringes or may infringe such Third Party’s intellectual property right, or (ii) any research, development or manufacture of the Products by Tracon prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party;

(d)                             Tracon is not aware, as of the Effective Date, of any issued patent or published patent owned by a Third Party (other than RPCI and Lonza) that may be infringed by the development or manufacture of TRC105 or the […***…] version of TRC105 or by the development, manufacture and commercialization of any Product containing TRC105 or the

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[…***…] version of TRC105, provided however, that Tracon makes no representation with respect to the infringement of any Third Party use Patents in the Field;

(e)                               (i) the Licensed Patents that are issued as of the Effective Date are, to Tracon’s knowledge, valid and in force, and (ii) no Third Party has asserted in writing that such issued Licensed Patents are invalid or unenforceable in the Territory;

(f)                                there are no pending actions, claims, investigations, suits or proceedings against Tracon or any of its Affiliates, at law or in equity, or before or by any Regulatory Authority, and Tracon has not received any written notice regarding any pending or threatened actions, claims, investigations, suits or proceedings against Tracon or any of its Affiliates, at law or in equity, or before or by any Regulatory Authority, in either case with respect to the Licensed Technology, and no Licensed Patent is the subject of any interference, opposition, cancellation or other protest proceeding;

(i)                                  The Licensed Patents listed on Exhibits A-1 and A-3 are all Patents licensed from RPCI or Health Research, Inc. with respect to the Compounds, and there are no other agreements or understandings between RPCI or Health Research, Inc. and Tracon with respect to the Compound; and

(ii)                              Tracon has provided Santen a true and complete copy of the RPCI Agreement, and the RPCI Agreement is in full force and effect in accordance with its terms;

(iii)                          Tracon is in compliance in all material respects with its obligations under the RPCI Agreement and, to Tracon’s knowledge, (A) RPCI has not breached the RPCI Agreement in any material respect, and (B) there is no basis for termination of the RPCI Agreement;

(iv)                          no Information licensed by RPCI to Tracon is necessary or useful for the exercise by Santen of its rights hereunder; and

(v)                              Tracon has the full rights to grant the sublicense under the RPCI Patents to Santen, including those Licensed Patents listed on Exhibit A-1 as jointly owned by Tracon and Health Research, Inc., without consent of RPCI or Health Research, Inc.;

(vi)                          Tracon (i) has provided Santen a true and complete copy of the Lonza Agreement, and the Lonza Agreement is in full force and effect in accordance with its terms; and (ii) is in compliance in all material respects with its obligations under the Lonza Agreement; to Tracon’s knowledge, (A) Lonza has not breached the Lonza Agreement in any material respect, and (B) there is no basis for termination of the Lonza Agreement; and there are no other agreements or understandings between Lonza and Tracon with respect to the Compound;

(g)                              No authorization, consent, approval of a Third Party, nor to Tracon’s knowledge, any license, permit, exemption of or filing or registration with or notification to any court or Regulatory Authority is or will be necessary for the (i) valid execution and delivery of this Agreement by Tracon; or (ii) the consummation by Tracon of the transactions contemplated hereby as of the Effective Date (provided however that nothing in this Section 7.2(g) shall be

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deemed to be a representation or warranty by Tracon that the exercise of its rights under this Agreement will not infringe the intellectual property rights of any Third Party);

(h)                             Tracon has complied with all Applicable Laws in connection with Tracon’s prosecution of the Licensed Patents other than the RPCI Patents, including the duty of candor owed to any patent office pursuant to such laws;

(i)                                  Neither Tracon nor any of its Affiliates has received any written notice of any unauthorized use, infringement, misappropriation, or dilution by any person, including any current or former employee or consultant of Tracon or its Affiliates, of the Licensed Technology, and to Tracon’s knowledge, no Third Party is infringing or misappropriating or has infringed or misappropriated the Licensed Technology;

(j)                                 The Licensed Technology includes all intellectual property rights Controlled by Tracon as of the Effective Date, which are reasonably necessary for the development and commercialization of the Products in the Field;

(k)                             The Patents listed on Exhibit A are the only Patents relating to the Compounds or Products, including the methods of use in the Field or manufacture of the Compounds or Products, which Tracon or a Tracon Affiliate has an ownership or license interest (other than any Patents […***…]), either alone or jointly with any Third Party, as of the Effective Date;

(l)                                  The inventors named in the Licensed Patents (excluding the RPCI Patents) are all of the inventors of the inventions claimed in such Licensed Patents and each of such inventors has assigned, or is under a written obligation to assign, to Tracon or its Affiliates all of his or her right, title and interest to such Licensed Patents (excluding the RPCI Patents) and the inventions described therein;

(m)                         all of Tracon’s and its Affiliates’ employees or contractors acting on its behalf performing research, development, manufacturing, regulatory or commercialization activities with respect to TRC105 are and will be obligated under a binding written agreement to comply with obligations of confidentiality and non use no less restrictive than those set forth in Section 6;

(n)                             neither Tracon nor any of its Affiliates is debarred or disqualified under the United States Federal Food, Drug and Cosmetic Act or comparable Applicable Laws in the Territory and it does not, and will not during the Term, employ or use the services of any person who is debarred or disqualified, in connection with activities relating to TRC105 outside the Field; and in the event that Tracon becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to Tracon, including any of Tracon and its Affiliates or Sublicensees, which directly or indirectly relate to TRC105 outside the Field, Tracon shall immediately notify Santen in writing and Tracon shall cease employing, contracting with, or retaining any such person to perform any services relating to TRC105 outside the Field;

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(o)                              in the performance of its obligations under this Agreement, Tracon shall comply and shall cause its and its Affiliates’ employees and contractors to comply with all Applicable Laws;

(p)                             Tracon and, to its knowledge, its and its Affiliates’ employees and contractors have not and shall not, in connection with the performance of their respective obligations under this Agreement directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a Public Official or Entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, including Tracon (it being understood that, without any limitation to the foregoing, Tracon, and to its knowledge, its and its Affiliates’ employees and contractors, has not directly or indirectly promised, offered or provided any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a Public Official or Entity or any other person in connection with the performance of Tracon’s obligations under this Agreement, and shall not, directly or indirectly, engage in any of the foregoing);

(q)                             Tracon and its Affiliates, and their respective employees and contractors, in connection with the performance of their respective obligations under this Agreement, shall not cause Santen or its officers, directors, employees or agents to be in violation of the FCPA, Export Control Laws, or any other Applicable Laws or otherwise cause any reputational harm to the Santen or its officers, directors, employees or agents; and

(r)                               Tracon shall immediately notify the other Party if it has any information or suspicion that there may be a violation of the FCPA, Export Control Laws, or any other Applicable Laws in connection with the performance of its obligations under this Agreement or its other activities with TRC105.

7.3                            Additional Santen Representations and Warranties.  Santen represents and warrants to Tracon, as of the Effective Date:

(a)                              Santen (i) has the right to grant the license in Section 2.5 as of the Effective Date; and (ii) has not as of the Effective Date, and will not during the Term, grant any right to any Third Party that would conflict with the rights granted to Tracon hereunder;

(b)                             no authorization, consent, approval of a Third Party, nor to Santen’s knowledge, any license, permit, exemption of or filing or registration with or notification to any court or Regulatory Authority is or will be necessary for the (i) valid execution and delivery of this Agreement by Santen; or (ii) the consummation by Santen of the transactions contemplated hereby as of the Effective Date (provided however that nothing in this Section 7.3(b) shall be deemed to be a representation or warranty by Santen that its exercise of its rights under this Agreement will not infringe the intellectual property rights of any Third Party);

(c)                               all of Santen’s and its Affiliates’ employees or contractors acting on its behalf performing research, development, manufacturing, regulatory or commercialization activities with respect to Compounds and Products in the Field in the Territory as contemplated

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by this Agreement are and will be obligated under a binding written agreement to comply with obligations of confidentiality and non-use no less restrictive than those set forth in Section 6;

(d)                             neither Santen nor any of its Affiliates is debarred or disqualified under the United States Federal Food, Drug and Cosmetic Act or comparable Applicable Laws in the Territory and it does not, and will not during the Term, employ or use the services of any person who is debarred or disqualified, in connection with activities relating to Compounds or Products in the Field in the Territory; and in the event that Santen becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to Santen, including any of Santen and its Affiliates or Sublicensees, which directly or indirectly relate to Compounds or Products in the Field in the Territory, Santen shall immediately notify Tracon in writing and Santen shall cease employing, contracting with, or retaining any such person to perform any services relating to Compounds or Products in the Field in the Territory;

(e)                               in the performance of its obligations under this Agreement, Santen shall comply and shall cause its and its Affiliates’ employees and contractors to comply with all Applicable Laws;

(f)                                Santen and, to its knowledge, its and its Affiliates’ employees and contractors have not and shall not, in connection with the performance of their respective obligations under this Agreement directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a Public Official or Entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, including Santen (it being understood that, without any limitation to the foregoing, Santen, and to its knowledge, its and its Affiliates’ employees and contractors, has not directly or indirectly promised, offered or provided any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a Public Official or Entity or any other person in connection with the performance of Santen’s obligations under this Agreement, and shall not, directly or indirectly, engage in any of the foregoing);

(g)                              Santen and its Affiliates, and their respective employees and contractors, in connection with the performance of their respective obligations under this Agreement, shall not cause Tracon or its officers, directors, employees or agents to be in violation of the FCPA, Export Control Laws, or any other Applicable Laws or otherwise cause any reputational harm to Tracon or its officers, directors, employees or agents;

(h)                             Santen shall immediately notify Tracon if Santen has any information or suspicion that there may be a violation of the FCPA, Export Control Laws, or any other Applicable Laws in connection with the performance of its obligations under this Agreement or the performance of research, development, manufacturing, regulatory or commercialization activities with respect to Compounds and Products in the Field in the Territory; and

(i)                                  Santen has in place an anti-corruption and anti-bribery policy and in connection with the performance of its obligations under this Agreement, Santen shall comply and shall cause its and its Affiliates’ employees to comply with Santen’s policy.

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7.4                            Performance by Affiliates, Sublicensees and Subcontractors.  The Parties recognize that each may perform some or all of its obligations or exercise some or all of its rights under this Agreement through one or more Affiliates or subcontractors or, in the case of Santen, Sublicensees; provided, however, that each Party shall remain responsible for the performance by its Affiliates, subcontractors and Sublicensees and shall cause its Affiliates, subcontractors and Sublicensees to comply with the provisions of this Agreement in connection with such performance.  In particular, if any Affiliate, subcontractor or Sublicensee participates in research, development, manufacturing or commercialization activities under this Agreement or with respect to Products, the restrictions of this Agreement which apply to the activities of such Party with respect to Products shall apply equally to the activities of such Affiliate, subcontractor or Sublicensee.

7.5                            Disclaimer.  Except as expressly set forth in this Agreement, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER AND THE ASSISTANCE TO BE PROVIDED BY ANY OF THE PARTIES TO THE OTHER HEREUNDER ARE PROVIDED “AS IS,” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OBTAINING SUCCESSFUL RESULTS, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, EXCEPT AS REPRESENTED ABOVE IN THIS ARTICLE 7, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

7.6                            Limitation of Liability.  EXCEPT FOR PAYMENTS UNDER ARTICLE 4 OR LIABILITY FOR BREACH OF ARTICLE 6, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 7.6 shall not be construed to limit either Party’s indemnification obligations under Article 10.

8.                                    INTELLECTUAL PROPERTY

8.1                            Ownership.  As between the Parties, Tracon is the owner or, in the case of RPCI Patents, exclusive licensee, of all right, title and interest in and to the Licensed Technology, and Santen is the owner of all right, title and interest in and to the Santen Technology.  A Party shall have and retain all right, title and interest in any discovery or invention, whether or not patentable, relating to any Compound or any Product or its manufacture or use made in the course of research, development, manufacturing, regulatory or commercialization activities as contemplated by this Agreement solely by one or more employees or agents of such Party and/or its Affiliates or other persons acting under their authorities.  The Parties shall jointly own rights in any discovery or invention, whether or not patentable, relating to any Compound or any Product or its manufacture or use made in the course of research, development, manufacturing, regulatory or commercialization activities as contemplated by this Agreement jointly by one or more employees or agents of each Party and/or its Affiliates or other persons acting under their authorities (“Joint Inventions”) and Patent rights therein (“Joint Patents”).  As joint owners, each Party shall be entitled to use, and grant licenses to use, Joint Inventions and Joint Patents

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without the consent of or any duty of accounting to the other Party, and Tracon’s interest in such Joint Inventions and Joint Patents shall be part of the Licensed Technology and shall be subject to the License granted to Santen. Inventorship shall be determined in accordance with U.S. patent law.

8.2                            Patent Prosecution and Maintenance.

(a)                              Licensed Patents.  Tracon shall have the sole (subject to Section 8.2(a)(ii)) right, but not the obligation, at its own expense, to control the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of the Licensed Patents.  Tracon shall keep Santen reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of Licensed Patents including the countries in the Territory in which it intends to file, maintain or abandon a given Licensed Patent.  Tracon will notify Santen of all warning letters, conflict proceedings, reexaminations, reissuance, oppositions, revocation proceedings or any other material challenge relating to a given Licensed Patent. Tracon will consult with, and consider in good faith the requests and suggestions of, Santen with respect to strategies for filing and prosecuting Licensed Patents.  In the event that Tracon desires to abandon or cease prosecution or maintenance of any Licensed Patent, Tracon shall provide reasonable prior written notice to Santen of such intention (which notice shall, in any event, be given no later than sixty (60) days prior to the next deadline for any action that may be taken with respect to such Patent with the applicable patent office), and upon Santen’s written election provided no later than thirty (30) days after such notice from Tracon, Tracon shall continue prosecution and/or maintenance of such Patent at Santen’s direction and expense; provided, that Santen shall be allowed to offset its out-of-pocket costs for prosecuting and maintaining such Patents from the royalty and other payments due to Tracon under this Agreement.  If Santen does not provide such election within thirty (30) days after such notice from Tracon or fails to pay for prosecution or maintenance of any Licensed Patent, if any, with respect to which it has previously made such election, Tracon may, in its sole discretion, continue prosecution and maintenance of such Patent or discontinue prosecution and maintenance of such Patent.  The provisions of this Section 8.2(a) are subject to the rights of RPCI Licensor under the RPCI Agreement with respect to the RPCI Patents. With respect to Licensed Patents that have issued or may issue, a statement referencing the exclusive license granted to Santen pursuant to Section 2.1 shall be registered with the patent office in the countries designated by Santen, at Santen’s cost, as soon as is practically possible after the issuance of the respective Licensed Patents.  Tracon shall execute, and shall use Commercially Reasonable Efforts to cause RPCI Licensor to execute, such documents and instruments as may be required to effect the registration of such statement or otherwise cooperate with Santen in connection with the registration of such statement with the respective patent offices where required or permitted by Applicable Laws.

(b)                             Santen Patents.

(i)                                  Santen shall have the sole (subject to Section 8.2(b)(ii)) right, but not the obligation, at its own expense, to control the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of the Santen Patents.  Santen shall keep Tracon reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of Santen Patents, including the countries in the

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Territory in which it intends to file, maintain or abandon a Santen Patent.  Santen will notify Tracon of all warning letters, conflict proceedings, reexaminations, reissuance, oppositions, revocation proceedings or any other material challenge relating to a Santen Patent. Santen will consult with, and consider in good faith the requests and suggestions of, Tracon with respect to strategies for filing and prosecuting such Santen Patents.

(ii)                              In the event that Santen desires to abandon or cease prosecution or maintenance of any Santen Patent, Santen shall provide reasonable prior written notice to Tracon of such intention (which notice shall, in any event, be given no later than sixty (60) days prior to the next deadline for any action that may be taken with respect to such Santen Patent or Joint Patent with the applicable patent office), and upon Tracon’s written election provided no later than thirty (30) days after such notice from Santen, Santen shall continue prosecution and/or maintenance of such Santen Patent at Tracon’s direction and expense.  If Tracon does not provide such election within thirty (30) days after such notice from Santen or fails to pay for prosecution or maintenance of any Santen Patent with respect to which it has previously made such election, Santen may, in its sole discretion, continue prosecution and maintenance of such Santen Patent or discontinue prosecution and maintenance of such Santen Patent.

(c)                               Joint Patents.

(i)                                  Santen shall have the first right, but not the obligation, to control the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of the Joint Patents, using a patent counsel selected jointly by the Parties.  Santen shall keep Tracon reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of Joint Patents and shall consult with Tracon regarding the countries in the Territory in which to file, maintain or abandon a Joint Patent.  Santen will provide Tracon with (A) a copy of the final draft of any proposed application for a Joint Patent at least thirty (30) days prior to filing the same in any patent office worldwide, (B) a copy of each patent application for a Joint Patent as filed, together with a notice of its filing date and serial number, (C) a copy of any action, communication, letter, or other correspondence issued by the relevant patent office within ten (10) days of receipt thereof, (D) a copy of any response, amendment, paper, or other correspondence filed with the relevant patent office within ten (10) days of receipt of the as-filed document, and (E) prompt notice of the allowance, grant, or issuance of any Joint Patents.  Santen will also notify Tracon of all warning letters, conflict proceedings, reexaminations, reissuance, oppositions, revocation proceedings or any other material challenge relating to a Joint Patent.  Santen will consult with, and consider in good faith the requests and suggestions of, Tracon with respect to strategies for filing and prosecuting Joint Patents.  The Parties shall share equally the expenses of the foregoing for Joint Patents.  Santen shall invoice Tracon periodically, but not more often than monthly, for such expenses with respect to Joint Patents, and payment shall be due thereon within thirty (30) days.  If Tracon declines or fails to pay for its share of expenses for any Joint Patent, then such patent shall be automatically assigned to Santen without any charge and it shall be owned by Santen but shall neither be considered a Licensed Patent nor a Santen Patent hereunder.

(ii)                              In the event that Santen desires to abandon or cease prosecution or maintenance of any Joint Patent, Santen shall provide reasonable prior written notice to Tracon of such intention (which notice shall, in any event, be given no later than sixty (60) days prior to

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the next deadline for any action that may be taken with respect to such Joint Patent with the applicable patent office), and upon Tracon’s written election provided no later than thirty (30) days after such notice from Santen, Santen shall assign such Joint Patent to Tracon.  If Tracon does not provide such election within thirty (30) days after such notice from Santen, Santen may, in its sole discretion, continue prosecution and maintenance of such Joint Patent or discontinue prosecution and maintenance of such Joint Patent.  If Santen fails to pay for its share of expenses for any Joint Patent, then such patent shall be automatically assigned to Tracon without any charge and it shall be owned by Tracon but shall not be considered a Licensed Patent hereunder.

(d)                             Cooperation of the Parties.  Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of Licensed Patents, Santen Patents and Joint Patents under this Section 8.2 and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect thereto respectively at its own costs.  Such cooperation includes, but is not limited to: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to enable the other Party to apply for and to prosecute patent applications in any country as permitted by this Section 8.2; and (b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

8.3                            Infringement by Third Parties.

(a)                              Notice.  In the event that either Tracon or Santen becomes aware of any infringement or threatened infringement by a Third Party of any Licensed Patent, Santen Patent or Joint Patent, it shall notify the other Party in writing to that effect.

(b)                             Licensed Patents.  Tracon shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to infringement of any Licensed Patent at its own expense and by counsel of its own choice, and, to the extent any such infringement is in the Field, Santen shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  If Tracon fails to bring any such action or proceeding with respect to infringement of any Licensed Patent within ninety (90) days following the notice of alleged infringement (or sooner, if failure to take such action would adversely affect Santen’s ability to exercise its right under this Section 8.3(b) and provided that Santen gives Tracon at least three (3) Business Days’ notice of such fact), Santen shall have the right to bring and control any such action at its own expense and by counsel of its own choice but only to the extent such infringement is in the Field, and Tracon shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  The provisions of this Section 8.3(b) are subject to the rights and obligations of RPCI Licensor under the RPCI Agreement with respect to patent infringement actions and proceedings regarding the RPCI Patents.

(c)                               Santen Patents.  Santen shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to infringement of any Santen Patent at its own expense and by counsel of its own choice, and, to the extent any such infringement is outside the Field, Tracon shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  If Santen fails to bring any such action or proceeding with

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respect to infringement of any Santen Patent within ninety (90) days following the notice of alleged infringement (or sooner, if failure to take such action would adversely affect Tracon’s ability to exercise its right under this Section 8.3(c) and provided that Tracon gives Santen at least three (3) Business Days’ notice of such fact), Tracon shall have the right to bring and control any such action at its own expense and by counsel of its own choice but only to the extent such infringement is outside the Field, and Santen shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(d)                             Joint Patents.  Santen shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to infringement of any Joint Patent at its own expense and by counsel of its own choice, and Tracon shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  If Santen fails to bring any such action or proceeding with respect to infringement of any Joint Patent within ninety (90) days following the notice of alleged infringement (or sooner, if failure to take such action would adversely affect Tracon’s ability to exercise its right under this Section 8.3(d) and provided that Tracon gives Santen at least three (3) Business Days’ notice of such fact), Tracon shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Santen shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(e)                               Cooperation; Award.  In the event a Party brings an infringement action in accordance with this Section 8.3, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party.  Neither Party shall enter into any settlement or compromise of any action under this Section 8.3 which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld.  Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery realized by a Party as a result of any action or proceeding pursuant to this Section 8.3, whether by way of settlement or otherwise, shall be applied first to reimburse the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding in proportion to their expenses, and any remaining amounts shall be […***…] and, in the case Santen brought and controlled such action or proceeding, such remaining amounts that […***…].

8.4                            Infringement of Third Party Rights.  Each Party shall promptly notify the other Party in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party.  In such event, the provision of Section 10.2 and 10.3 shall govern the rights of the Parties, as applicable.

8.5                            Marking.  To the extent required by law, Santen shall, and shall cause its Affiliates and/or Sublicensees to, mark all Products sold under this Agreement with the number of each issued Licensed Patent that applies to such Product.

8.6                            Trademarks.  Santen shall own and be responsible for all trademarks, trade names, branding, or logos related to Products in the Field in the Territory, and will be

***Confidential Treatment Requested

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responsible for selecting, registering, defending, and maintaining the same at Santen’s sole cost and expense.

9.                                    TERM; TERMINATION

9.1                            Term.  This Agreement shall commence on the Effective Date, and unless terminated earlier as provided in this Article 9 or by written agreement of the Parties, shall expire upon the expiration of all payment obligations of Santen under Article 4 of this Agreement (the “Term”).

9.2                            Termination.

(a)                              Material Breach.  A Party shall have the right to terminate this Agreement upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within ninety (90) days (or thirty (30) days with respect to any payment breach) after notice from the terminating Party requesting cure of the breach.  Any such termination shall become effective at the end of such ninety (90) day (or thirty (30) day with respect to any payment breach) period unless the breaching Party has cured such breach prior to the end of such period or if not curable within such ninety (90) day period, has taken and continues to take good faith steps to commence the cure and has cured such breach within one hundred eighty (180) days after notice from the terminating Party requesting cure of the breach (or such later date as agreed in writing by the Parties).

(b)                             Bankruptcy.  A Party shall have the right to terminate this Agreement upon written notice to the other Party upon the bankruptcy, dissolution or winding up of such other Party, or the making or seeking to make or arrange an assignment for the benefit of creditors of such other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy against such other Party, or the appointment of a receiver or trustee of such other Party’s property that is not discharged within thirty (30) days.

(c)                               Patent Challenge.  Tracon shall have the right to terminate this Agreement immediately upon written notice to Santen if Santen or any of its Affiliates or Sublicensees, directly or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of, or the grant of a supplementary protection certificate with respect to, any Licensed Patent.  Santen shall have the right to terminate this Agreement, or only the licenses granted under Section 2.5 of this Agreement, immediately upon written notice to Tracon if Tracon or any of its Affiliates or sublicensees, directly or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of, or the grant of a supplementary protection certificate with respect to, any Santen Patent.

(d)                             Santen Termination At Will.  Santen shall have the right to terminate this Agreement in its entirety or on a country-by-country basis, for any reason or for no reason, upon at least ninety (90) days’ (or thirty (30) days’ notice if subsequent to a Change of Control) prior written notice to Tracon, specifying the countries with respect to which this Agreement is

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terminated (the “Terminated Countries”).  In such event, absent a breach by Santen, no compensation or damages shall be due to Tracon solely due to the termination of this Agreement.

(e)                               Termination with Respect to RPCI Patents.  Upon early termination of the RPCI Agreement, all rights under the License with respect to RPCI Patents shall automatically terminate, and if Santen is in compliance with this Agreement as of the date of such termination and termination of the RPCI Agreement was not caused by any act or omission on the part of Santen or any of its Affiliates or Sublicensees, the sublicense under RPCI Patents granted by Tracon to Santen pursuant to this Agreement may, at Santen’s option, remain in effect between Santen and RPCI Licensor in accordance with the provisions of the RPCI Agreement, except that RPCI shall not be obligated to incur any obligation to Santen not already incurred to Tracon by RPCI Licensor in the RPCI Agreement, and further Santen shall not be obligated to incur any obligation to RPCI Licensor already incurred to Tracon hereunder.  Upon expiration of the RPCI Agreement, the License with respect to RPCI Patents shall survive on a fully-paid, royalty-free, non-exclusive, irrevocable and perpetual basis.

9.3                            Effect of Expiration or Termination.

(a)                              Effect of Expiration.  Upon expiration (but not earlier termination) of this Agreement and provided that Santen has paid all undisputed payments payable under this Agreement, the License shall survive on a fully-paid, royalty-free, irrevocable, perpetual basis, and all other rights and obligations of the Parties under this Agreement shall terminate, except as provided elsewhere in this Section 9.3 or in Section 9.4.

(b)                             Effect of Termination.  Upon any termination of this Agreement (but not expiration under Section 9.1), the License shall automatically terminate and revert to Tracon, and all other rights and obligations of the Parties under this Agreement shall terminate, except as provided elsewhere in this Section 9.3 or in Section 9.4.  If Santen terminates this Agreement pursuant to Section 9.2(d) with respect to specific Terminated Countries, then (i) this Agreement shall remain in full force and effect in all countries other than the Terminated Countries, (ii) all of the consequences set forth in this Section 9.3 and Section 9.4, including references to Territory (but not to remaining Territory), shall apply solely with respect to the Terminated Countries, (iii) Santen’s rights under Section 2.1 to develop, manufacture and have manufactured Products in the Terminated Countries shall continue on a non-exclusive basis solely for development or commercialization of such Product in the Field in the remaining Territory and references to the Territory in this Agreement shall thereafter exclude the Terminated Countries, and (iv) Tracon shall have the right, itself and with its Affiliates and licensees, to develop, manufacture and have manufactured Products in the Territory outside the Terminated Countries on a non-exclusive basis solely for development and commercialization of such Products in the Field in the Terminated Countries.

(c)                               Additional Effects of Termination.  Upon any termination of this Agreement (but not expiration under Section 9.1), except termination of this Agreement by Santen under Section 9.2(a), Section 9.2(b) or Section 9.2(c), the following provisions shall apply:

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(i)                                     Effective as of such termination, Santen shall, and it hereby does, effective as of such termination, grant to Tracon an exclusive (except for Santen and its Affiliates), royalty-free, fully-paid, irrevocable and perpetual license, with the right to sublicense through multiple tiers of sublicense, under the Santen Technology, solely to develop, manufacture, have manufactured, use, promote, sell, offer to sell, import and export Compounds and Products in the Field in the Territory, or in the case of a partial termination under Section 9.2(d) only for the Terminated Countries, and the license granted under Section 2.5 outside the Field shall become exclusive (except for Santen and its Affiliates).

(ii)                                 Santen shall, and it hereby does, effective as of such termination, assign to Tracon all of Santen’s right, title and interest in and to any and all Product-specific trademarks used by Santen and its Affiliates in the Territory, or the Terminated Countries in the case of a partial termination under Section 9.2(d), including all goodwill therein, and Santen shall promptly take such actions and execute such instruments, assignments and documents as may be necessary to effect, evidence, register and record such assignment, at Tracon’s cost.

(iii)                             As promptly as practicable (and in any event within 90 days) after such termination, Santen shall:  (A) to the extent not previously provided to Tracon, deliver to Tracon true, correct and complete copies of all regulatory filings and registrations (including Regulatory Approvals) for Products in the Field in the Territory, or the Terminated Countries in the case of a partial termination under Section 9.2(d), and disclose to Tracon all Santen Know-How not previously disclosed to Tracon; (B) transfer or assign, or cause to be transferred or assigned, to Tracon or its designee (or to the extent not so assignable, take all reasonable actions to make available to Tracon or its designee the benefits of) all regulatory filings and registrations (including Regulatory Approvals) for Products in the Field in the Territory, or the Terminated Countries in the case of a partial termination under Section 9.2(d), whether held in the name of Santen or its Affiliate; and (C) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect, evidence, register and record the transfer, assignment or other conveyance of rights under this Section 9.3(c)(iii) to Tracon.  Notwithstanding the foregoing, in case of partial termination hereof by Santen in Terminated Countries, pursuant to Section 9.2(d), Santen may refer to or use such regulatory filings and registrations for the development, manufacture or commercialization of the Products in the remaining Territory, and Tracon or its Affiliates or licensees may refer to or use such regulatory filings and registrations in the Territory other than the Terminated Countries for the development, manufacture or commercialization of the Compound and/or the Products in the Terminated Countries.

(iv)                          Santen shall, as directed by Tracon, either wind-down any ongoing development activities of Santen and its Affiliates and Sublicensees with respect to any Products in the Field in the Territory, or the Terminated Countries in the case of a partial termination under Section 9.2(d), in an orderly fashion or promptly transfer such development activities to Tracon or its designee, in compliance with all Applicable Laws.

(d)                             Confidential Information.  Upon expiration or termination of this Agreement in its entirety, except to the extent that a Party retains a license from the other Party as provided in this Article 9, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing

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Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to a continuing confidentiality obligations.

9.4                            Accrued Obligations; Survival.  Neither expiration nor any termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement.  In addition, the Parties’ rights and obligations under Sections 2.5 (except in the case of termination by Santen pursuant to Section 9.2(a), 9.2(b) or 9.2(c)), 5.4, 5.5, 7.5, 7.6, 8.1, 9.3 and 9.4 and Articles 1, 6, 10, 11 and 12 of this Agreement shall survive expiration or any termination of this Agreement.

9.5                            Rights Upon Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code (“Section 365(n)”) and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws.  If a case is commenced during the Term by or against a Party under the Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party, including with respect to the RPCI Patents.  If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected or not assumed as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other Party copies of all Information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor, including, without limitation, with respect to the RPCI Patents.  In a bankruptcy of RPCI Licensor, Tracon shall use commercially reasonable efforts to exercise all rights under Section 365(n) to the extent required to continue to sublicense the RPCI Patents to Santen in accordance with this Agreement.  In a bankruptcy of Tracon, Tracon shall assume the RPCI Agreement and shall use commercially reasonable efforts to obtain any consent from the RPCI Licensor to such assumption if consent is required.  All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.  Section 365(n) and the terms of this Section 9.5 shall apply and shall be enforced in and by every court, tribunal, arbitrator, regulatory body or official resolving disputes between the Parties with respect to rights in intellectual property, whether such court, tribunal, arbitrator, regulatory body or official is located in the U.S. or in any other nation or jurisdiction.

10.                            INDEMNIFICATION

10.1                    Indemnification of Tracon.  Santen shall indemnify and hold harmless each of Tracon and its Affiliates and their respective directors, officers, employees, consultants, agents and successors and assigns of any of the foregoing (the “Tracon Indemnitees”) from and against

44.

any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), incurred by any Tracon Indemnitee as a result of any claims, demands, actions, suits or proceedings brought by a Third Party (“Third Party Claims”) arising directly or indirectly out of:  (a) the practice by Santen of the Licensed Technology or the practice of any sublicense granted by Santen under the Licensed Technology; (b) the research, development, manufacture, use, handling, storage, sale or other disposition of Compounds and Products by Santen or its Affiliates or Sublicensees; (c) the negligence or willful misconduct of any Santen Indemnitee (as defined below); or (d) any breach of any representations, warranties or covenants by Santen under this Agreement; except, in each case, to the extent such Third Party Claims fall within the scope of the indemnification obligations of Tracon set forth in Section 10.2, including, without limitation, indemnification for any breach of any representations and warranties by Tracon under this Agreement.

10.2                    Indemnification of Santen.  Tracon shall indemnify and hold harmless each of Santen and its Affiliates and their respective directors, officers, employees, consultants, agents and successors and assigns of any of the foregoing (the “Santen Indemnitees”), from and against any and all Losses incurred by any Santen Indemnitee as a result of any Third Party Claims arising directly or indirectly out of: (a) the practice by Tracon of the Santen Technology or the practice of any sublicense granted by Tracon under the Santen Technology; (b) the development, manufacture, use, handling, storage, sale or other disposition of the Compound and Products by Tracon or its Affiliates or licensees (other than Santen and its Affiliates and Sublicensees); (c) the negligence or willful misconduct of any Tracon Indemnitee; or (d) any breach of any representations, warranties or covenants by Tracon under this Agreement; except, in each case, to the extent such Third Party Claims fall within the scope of the indemnification obligations of Santen set forth in Section 10.1.

10.3                    Procedure.  A Tracon Indemnitee or Santen Indemnitee that intends to claim indemnification under this Article 10 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof.  The indemnity arrangement in this Article 10 shall not apply to amounts paid in settlement of any action with respect to a Third Party Claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably.  The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 10 if and to the extent the Indemnitor is actually prejudiced thereby.  The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this indemnification.

10.4                    Indemnification of RPCI Licensor.  Santen shall defend, indemnify and hold harmless RPCI Licensor, its affiliates and their respective officers, trustees, employees and agents as provided in the RPCI Agreement with respect to any and all matters set forth therein to the extent arising out of or resulting from any actions or omissions of Santen or any of its Affiliates or Sublicensees.

45.

10.5     Insurance.  Each Party, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure) in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement during the Term.  Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

11.                            DISPUTE RESOLUTION

11.1     Disputes.  Subject to Section 11.3, upon the written request of either Party to the other Party, any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement (a “Dispute”) shall be referred to a senior executive of Tracon and a senior executive of Santen.  In the event that such senior executives are unable to resolve such Dispute within sixty (60) days after referral to them, the Dispute shall be referred to the Chief Executive Officer of Tracon and the Chief Executive Officer of Santen (or such executive’s designee with decision-making authority) for attempted resolution.  In the event such Chief Executive Officers (or designees) are unable to resolve such Dispute within sixty (60) days after referral to them, then, upon the written demand of either Party, the Dispute shall be subject to arbitration, as provided in Section 11.2, except as expressly set forth in Section 11.3.

11.2     Arbitration.

(a)        Claims.  Subject to Section 11.3 below, any Dispute that is not resolved under Section 11.1 within thirty (30) days after a Party’s initial written request for resolution, shall be resolved by final and binding arbitration before a panel of three neutral experts with relevant industry experience.  The arbitration proceeding shall be administered by the International Court of Arbitration of the International Chamber of Commerce (the “ICC”) in accordance with its then existing arbitration rules or procedures regarding commercial or business disputes, and the panel of arbitrators shall be selected in accordance with such rules.  The arbitration and all associated discovery proceedings and communications shall be conducted in English, and the arbitration shall be held in San Francisco, California.  Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of arbitration without the prior written consent of both Parties.

(b)       Arbitrators’ Award.  The arbitrators shall, within fifteen (15) days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded.  The decision or award rendered by the arbitrators shall be final and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction.  Either Party may apply for interim injunctive relief with the arbitrators until the arbitration award is rendered or the controversy is otherwise resolved.  The arbitrators shall be authorized to award compensatory damages, but shall not be authorized (i) to award non-economic damages, (ii) to award punitive damages or any other damages expressly excluded under this Agreement, or (iii) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in subsections (i) and (ii) of this sentence will not apply if such damages are statutorily imposed.

46.

(c)        Costs.  Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, the arbitrators shall be authorized to determine whether a Party is the prevailing Party, and at their discretion, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the ICC and the arbitrators.

11.3     Court Actions.  Nothing contained in this Agreement shall deny either Party the right to seek, upon good cause, injunctive or other equitable relief from a court of competent jurisdiction in the context of an emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing dispute resolution discussions or arbitration proceedings.  In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patents or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 11.2.

12.                            MISCELLANEOUS

12.1     Governing Law.  This Agreement and any disputes, claims, or actions related thereto shall be governed by and construed in accordance with the laws of the State of California, U.S., without regard to the conflicts of law provisions thereof.

12.2     Entire Agreement; Amendment.  This Agreement, including the Exhibits hereto, together with the Development Plan, sets forth all of the agreements and understandings between the Parties with respect to the subject matter hereof and thereof, and supersedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter hereof and thereof.  There are no other agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties.  Except as expressly set forth in this Agreement, no subsequent amendment, modification or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

12.3     Relationship Between the Parties.  The Parties’ relationship, as established by this Agreement, is solely that of independent contractors.  This Agreement does not create any partnership, joint venture or similar business relationship between the Parties.  Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

12.4     Non-Waiver.  The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance.  Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

47.

12.5     Assignment.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent:

(a)        in the case of either Party, in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise; provided, however, that in the event of such a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) (i) existing prior to the transaction, or (ii) developed after the transaction without use of such Party’s intellectual property, shall not be included in the technology licensed hereunder or otherwise subject to this Agreement; or

(b)       to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 12.5.  Any assignment not in accordance with this Agreement shall be void.

12.6     No Third Party Beneficiaries.  This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it, except as expressly provided with respect to RPCI Licensor.

12.7     Severability.  If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement.  All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.  The Parties shall use their commercially reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) in a way that, to the extent practicable and legally permissible, implements the original intent of the Parties.

12.8     Notices.  Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other.  Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if delivered by overnight courier, the three (3) Business Days after delivery; or (d) if sent by facsimile, upon electronic confirmation of receipt.

48.

if to Tracon:	TRACON Pharmaceuticals, Inc. 8910 University Center Lane Suite 700 San Diego, CA 92122 USA Attention: Chief Business Officer Facsimile No.: +1 858-550-0786

with a copy to:	Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 USA Attention: L. Kay Chandler Facsimile No.: +1 858-550-6420

if to Santen:	Santen Pharmaceutical Co., Ltd. 4-20, Ofuka-cho, Kita-ku Osaka 533-8651 Japan Attention: Head of Global Business Development Facsimile No.: +81-6-6321-7256

with a copy to:	Santen Pharmaceutical Co., Ltd. 4-20, Ofuka-cho, Kita-ku Osaka 530-8552Japan Attention: Head of Intellectual Property Group Facsimile No.: +81-6-6359-3858

12.9     Force Majeure.  Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control including but not limited to acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, or any other event similar to those enumerated above.  Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur.  Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within ten (10) days after its occurrence.  All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.  In no event shall any Party be required to prevent or settle any labor disturbance or dispute.

12.10   No Use of RPCI Licensor Name.  Nothing contained in this Agreement shall be construed as granting any right to Santen or any Affiliate or Sublicensee to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of RPCI Licensor or any of its affiliates or their respective employees or units (including contraction, abbreviation or simulation of any of the foregoing) without the prior written consent of RPCI Licensor.

49.

12.11   Interpretation.  The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.  All references in this Agreement to the singular shall include the plural where applicable.  Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection.  The word “including” and similar words means including without limitation.  The word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction are mutually exclusive.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.  All references to days in this Agreement shall mean calendar days, unless otherwise specified.  Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.  This Agreement has been prepared in the English language and the English language shall control its interpretation.  In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

12.12   Counterparts.  This Agreement may be executed in counterparts, including by transmission of facsimile or PDF copies of signature pages to the Parties or their representative legal counsel, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

50.

IN WITNESS WHEREOF, the Parties hereto have duly executed this LICENSE AGREEMENT as of the Effective Date.

TRACON PHARMACEUTICALS, INC.		SANTEN PHARMACEUTICAL CO., LTD.

By:	/s/ Charles Theuer	By:	/s/ Akira Kurokawa

Name:	Charles Theuer	Name:	Akira Kurokawa

Title:	President and CEO	Title:	President and CEO

SIGNATURE PAGE TO LICENSE AGREEMENT

Exhibit A-1

Patents and Applications […***…]

[…***…]
Country	Application No.	Filing Date	Publication / Patent No.	Issue Date	Status
[…***…]	[…***…]	[…***…]			[…***…]

[…***…]	[…***…]	[…***…]	[…***…]		[…***…]

[…***…]	[…***…]	[…***…]	[…***…]		[…***…]

[…***…]	[…***…]	[…***…]	[…***…]		[…***…]

[…***…]	[…***…]	[…***…]	[…***…]		[…***…]

[…***…]	[…***…]	[…***…]	[…***…]		[…***…]

[…***…]	[…***…]	[…***…]	[…***…]		[…***…]

[…***…]	[…***…]	[…***…]	[…***…]		[…***…]

[…***…]	[…***…]	[…***…]	[…***…]		[…***…]

[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]	[…***…]		[…***…]

[…***…]	[…***…]	[…***…]	[…***…]		[…***…]

***Confidential Treatment Requested

Exhibit A-2

Patents and Applications […***…]

[…***…]
Country	Application No.	Filing Date	Publication / Patent No.	Issue Date	Status
[…***…]	[…***…]	[…***…]			[…***…]

[…***…]	[…***…]	[…***…]	[…***…]		[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]			[…***…]

[…***…]	[…***…]	[…***…]	[…***…]		[…***…]

[…***…]	[…***…]	[…***…]	[…***…]		[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]			[…***…]

[…***…]	[…***…]	[…***…]	[…***…]		[…***…]

[…***…]	[…***…]	[…***…]	[…***…]		[…***…]

[…***…]	[…***…]	[…***…]	[…***…]		[…***…]

[…***…]	[…***…]	[…***…]			[…***…]

[…***…]	[…***…]	[…***…]	[…***…]		[…***…]

[…***…]	[…***…]	[…***…]	[…***…]		[…***…]

***Confidential Treatment Requested

Exhibit A-3

Patents and Applications […***…]

[…***…]
Country	Application No.	Filing Date	Publication / Patent No.	Issue Date	Status
[…***…]	[…***…]	[…***…]	[…***…]		[…***…]

[…***…]	[…***…]	[…***…]			[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

***Confidential Treatment Requested

Exhibit A-4

Patents and Applications […***…]

[…***…]
Country	Application No.	Filing Date	Publication / Patent No.	Issue Date	Status
[…***…]	[…***…]	[…***…]			[…***…]

[…***…]	[…***…]	[…***…]			[…***…]

***Confidential Treatment Requested

Exhibit B

Sequence of TRC105

TRC105 […***…]

[...***…]

TRC105 [...***…]

[...***…]

***Confidential Treatment Requested

B-1

Exhibit C

U.S. Commercial Diligence Obligations

Santen shall […***…] according to the timelines as further described below.  “Estimated BLA Filing Date” shall mean the anticipated date of the first filing of a BLA for the first Product in the Field in the U.S. and “Actual BLA Filing Date” shall mean the date of the first BLA for the first Product in the Field in the U.S. is accepted for filing by the FDA.

[…***…] prior to Estimated BLA Filing Date :

[…***…]

1.            […***…]

2.            […***…]

3.            […***…]

4.            […***…]

5.            […***…]

A commercial plan will be completed that outlines the structure and timing of […***…].

As of Actual BLA Filing Date:

[…***…]:

1.            […***…]

2.            […***…]

3.            […***…]

4.            […***…]

[…***…] after Actual BLA Filing Date:

[…***…]:

1.            […***…]

2.            […***…]

3.            […***…]

4.            […***…]

***Confidential Treatment Requested

C-1

Exhibit D

Supply Terms For […***…]

Application to Drug Substance

•                 Supply terms on this Exhibit D only pertain to supply of TRC105 drug substance (“Drug Substance”)  for […***…], and do not apply to supply of […***…], or for supply of Drug Substance for […***…].  Santen will be responsible for finding a […***…] manufacturer (but Tracon can assist in this process)

CMC Development Activities and Costs

•                 Tracon currently has planned a number of development activities that will support continued development of the Drug Substance manufacturing process, including […***…].

•                 Because these activities will support both the […***…] and […***…] programs, Santen will pay for […***…]% of the costs of the […***…] and […***…] up to a maximum of $[…***…] and […***…]% of the costs of the remaining development activities (Items 2-10 in Exhibit D-1) up to a maximum of $[…***…], as long as Tracon continues TRC105 development in […***…].  For clarity, Santen’s cost sharing for development activities conducted by Tracon with regard to TRC105 or […***…] version of TRC105 shall be limited up to $[…***…]. Tracon will regularly update the JDC with the status of these development activities, including the budget and request reimbursement from Santen for these costs once Tracon has been billed.

[…***…] Drug Substance Supply Terms

•                 Tracon agrees to set aside […***…]L (approx […***…]g) of Drug Substance out of its current batch manufactured by Tracon’s contract manufacturer to support Santen for […***…], […***…].

•                 Any additional request for Drug Substance for development use will be subject to the following notice and forecast provisions:

o                […***…] months of notice required before Drug Substance needed […***…]

o                Santen to provide Tracon a rolling updated forecast of Drug Substance needs every […***…] months at the JDC

•                 Any additional quantities of Drug Substance requested by Santen and provided through Tracon will be at Cost of Goods plus […***…]%

o                “Cost of Goods” means the cost of Drug Substance shipped to Santen.  As used

***Confidential Treatment Requested

herein, the cost of Drug Substance means (i) in the case of products and services acquired from Third Parties, payments made to such Third Parties, and (ii) in the case of manufacturing services performed by Tracon or its Affiliates, including manufacturing services in support of Third Party manufacturing, the actual unit costs of manufacture, plus the variances and other costs specifically provided for herein.  Actual unit costs shall consist of […***…], all calculated in accordance with reasonable cost accounting methods, consistently applied, of Tracon or its Affiliates.  […***…] shall include the costs incurred in […***…].  […***…] shall include the cost of […***…].  […***…] shall include a reasonable allocation of […***…] (not previously included in […***…]), a reasonable allocation of […***…], and a reasonable allocation of […***…].  Such allocations shall be in accordance with reasonable cost accounting methods, consistently applied, of the party performing the work.

•                 Tracon will not be obligated to provide any representations or warranties with respect to supply of Drug Substance manufactured by its contract manufacturer beyond those representations or warranties provided by its contract manufacturer and will be entitled to all disclaimers of warranties, limitations of liability and other limitations on liability applicable to its contract manufacturer with regard to supply of Drug Substance, provided that all such representations and warranties provided by its contract manufacturer are enforceable by Santen or enforced by Tracon for the benefit of Santen.

•                 Any additional work (development and/or Drug Substance manufacturing) that Santen requests outside of planned […***…] activities (ie, […***…]) will be […***…] funded by […***…].

•                 Quality agreement between Tracon and Santen to be negotiated and executed between the contract manufacturer, Tracon and Santen prior to […***…].

•                 If Tracon stops development of […***…], Tracon will have no obligation to continue to supply Drug Substance to Santen but will use commercially reasonable efforts to facilitate Santen obtaining supply of Drug Substance directly from Tracon’s contract manufacturer and shall provide to Santen […***…] (i) all inventory of Compound, biological materials, chemical reagents and other materials and (ii) all information, including but not limited to, information relating to Compound or product containing the Compound, which are in the possession or control of Tracon or its Affiliates.

***Confidential Treatment Requested

Drug Substance Supply […***…]

•                 Santen may, in its discretion obtain supply of Drug Substance for […***…] and […***…] from a contract manufacturer, and Tracon agrees that Santen may enter into a direct relationship/contract with […***…] for such supply of Drug Substance.

•                 If Santen does not use […***…] for supply of Drug Substance for […***…] and […***…], Tracon and Santen agree to negotiate in good faith an agreement for the supply of Drug Substance for […***…] and […***…] prior to initiating […***…].

Other Supply Terms

•                 Compliance with cGMP, ICH-guidelines etc.

•                 Delivery terms;

•                 Quality assurance and acceptance/rejection terms;

•                 Regulatory;

•                 Specifications;

•                 Product liability; and

•                 Term and termination.

***Confidential Treatment Requested

Exhibit D-1

Budgeted CMC Development Activities

Item	Activity	Rationale	Budgeted Cost	Timing
1	[…***…]	[…***…]	[…***…]	[…***…]
2	[…***…]	[…***…]	[…***…]	[…***…]
3	[…***…]	[…***…]	[…***…]	[…***…]
4	[…***…]	[…***…]	[…***…]	[…***…]
5	[…***…]	[…***…]	[…***…]	[…***…]
6	[…***…]	[…***…]	[…***…]	[…***…]
7	[…***…]	[…***…]	[…***…]	[…***…]
8	[…***…]	[…***…]	[…***…]	[…***…]
9	[…***…]	[…***…]	[…***…]	[…***…]
10	[…***…]	[…***…]	[…***…]	[…***…]
	Total Estimated Cost		$[…***…]

***Confidential Treatment Requested